Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

between

UNION BANKSHARES CORPORATION

and

XENITH BANKSHARES, INC.

May 19, 2017

INDEX OF DEFINED TERMS

Section
401(k) Plan	Section 5.8(d)
ACA	Section 3.3(o)(ii)
Acquisition Proposal	Section 5.5(c)
Agreement	Preamble
Articles of Merger	Section 1.3
Bank Merger	Section 1.5(a)
Bank Merger Agreement	Section 1.5(a)
Bank Reports	Section 3.3(g)
Benefit Plan	Section 3.3(o)(i)
Benefit Plans	Section 3.3(o)(i)
Book-Entry Shares	Section 2.2(c)
Certificates	Section 2.2(c)
Change in UBSH Recommendation	Section 5.5(e)
Change in XBKS Recommendation	Section 5.5(e)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Computer Systems	Section 3.3(cc)(i)
Confidentiality Agreement	Section 5.2(c)
Continuing Corporation	Section 1.1
Continuing Corporation Common Stock	Section 2.1(c)
Continuing Corporation Plans	Section 5.8(a)
Conversion Price	Section 2.5(a)
Derivative Contract	Section 3.3(v)
Disclosure Letter	Section 3.1(a)
Effective Time	Section 1.3
Environmental Claim	Section 3.3(s)(iv)(A)
Environmental Laws	Section 3.3(s)(iv)(B)
ERISA	Section 3.3(o)(i)
ERISA Affiliate	Section 3.3(o)(i)
Exchange Act	Section 3.3(c)(iv)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
Exchange Ratio	Section 2.1(c)
FDIC	Section 3.3(b)
Financial Statements	Section 3.3(f)(ii)
GAAP	Section 3.3(f)(ii)
Governmental Authority	Section 3.3(k)
Indemnified Party	Section 5.10(a)
Intellectual Property	Section 3.3(u)
Joint Proxy Statement	Section 3.3(c)(iv)
Knowledge	Section 3.2(c)
Letter of Transmittal	Section 2.2(c)

Loan	Section 3.3(r)(xi)
Loan Loss Allowance	Section 3.3(r)(iii)
Material Adverse Effect	Section 3.2(b)
Materials of Environmental Concern	Section 3.3(s)(iv)(C)
Merger	Recitals
Merger Consideration	Section 2.1(c)
Notice of Change	Section 5.5(f)(i)
OREO	Section 3.3(r)(iv)
Organizational Documents	Section 3.3(a)
Plan of Merger	Section 1.1
Registration Statement	Section 3.3(c)(iv)
Regulatory Agencies	Section 3.3(g)
Regulatory Approvals	Section 5.6(a)
Rights	Section 3.3(d)(iv)
SCC	Section 1.3
SEC	Section 3.3(c)(iv)
SEC Reports	Section 3.3(f)(i)
Section 16 Information	Section 5.17
Securities Act	Section 3.3(c)(iv)
Subsidiary	Section 3.3(b)
Superior Proposal	Section 5.5(d)
Takeover Laws	Section 3.3(y)
Tax	Section 3.3(l)(i)
Tax Return	Section 3.3(l)(i)
Taxes	Section 3.3(l)(i)
Technology Systems	Section 3.3(u)
Termination Fee	Section 7.4(a)
Treasury Regulations	Recitals
UBSH	Recitals
UBSH 401(k) Plan	Section 5.8(d)
UBSH Benefit Plans	Section 3.3(p)(i)
UBSH Board Recommendation	Section 5.4(a)
UBSH Common Stock	Section 2.1(a)
UBSH Material Contract	Section 3.3(j)(ii)
UBSH Shareholder Approval	Section 3.3(c)(i)
UBSH Shareholders Meeting	Section 5.4(a)
UBSH Stock Plan	Section 3.3(d)(iii)
Union Bank	Section 1.5(a)
Union PTO Policy	Section 5.8(b)
VSCA	Section 1.1
Warrant Purchase	Section 2.7(b)
XBKS	Recitals
XBKS 401(k) Plan	Section 5.8(d)
XBKS Board Recommendation	Section 5.4(b)
XBKS Cancelled Shares	Section 2.1(b)
XBKS Common Stock	Section 2.1(b)

XBKS Continuing Employees	Section 5.8(a)
XBKS Converted Warrant	Section 2.7(a)
XBKS Directors	Section 1.4
XBKS Equity Awards	Section 2.2
XBKS Insiders	Section 5.17
XBKS Investor Warrant	Section 2.7(a)
XBKS Material Contract	Section 3.3(j)(i)
XBKS Restricted Stock Award	Section 2.5(b)
XBKS RSU Award	Section 2.5(c)
XBKS Shareholder Approval	Section 3.3(c)(i)
XBKS Shareholders Meeting	Section 5.4(b)
XBKS Stock Option	Section 2.5(a)
XBKS Stock Plan	Section 2.5(a)
XBKS Warrant	Section 2.7(a)
Xenith Bank	Section 1.5(a)

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of May 19, 2017, between UNION BANKSHARES CORPORATION, a Virginia corporation (“UBSH”), and XENITH BANKSHARES, INC., a Virginia corporation (“XBKS”).

WHEREAS, the Boards of Directors of UBSH and XBKS have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein in which XBKS will merge with and into UBSH (the “Merger”); and

WHEREAS, the Boards of Directors of UBSH and XBKS have each determined that the Merger is consistent with and will further their respective business strategies and goals; and

WHEREAS, as an inducement for each party to enter into this Agreement, certain shareholders of each of UBSH and XBKS have simultaneously herewith entered into voting agreements in connection with the Merger; and

WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated under the Code (and any future amendments to such regulations and any corresponding provisions of succeeding regulations) (the “Treasury Regulations”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Section 368(a) of the Code for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE MERGER AND RELATED MATTERS

Section 1.1    The Merger.

Subject to the terms and conditions of this Agreement and in accordance with the Virginia Stock Corporation Act (the “VSCA”), at the Effective Time (as defined in Section 1.3), XBKS will be merged with and into UBSH pursuant to the Plan of Merger, substantially in the form attached hereto as Exhibit 1.1 and made a part hereof (the “Plan of Merger”). The separate corporate existence of XBKS thereupon shall cease, and UBSH will be the surviving corporation in the Merger (UBSH is referred to herein as the “Continuing Corporation” whenever reference is made to it as of the Effective Time or thereafter). The Merger will have the effect set forth in Section 13.1-721 of the VSCA.

Section 1.2    Closing.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. at the offices of Troutman Sanders LLP, 1001 Haxall Point, Richmond, Virginia on a date, which date shall be no later than three (3) business days following the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article 6 (other than those conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless accelerated or extended as both parties may agree in writing (the “Closing Date”). All documents required by this Agreement to be delivered at or prior to the Closing Date will be exchanged by the parties at the Closing.

Section 1.3    Effective Time.

On the Closing Date, UBSH and XBKS will execute and file articles of merger meeting the requirements of Section 13.1-720 of the VSCA, including containing the Plan of Merger (the “Articles of Merger”), with the Virginia State Corporation Commission (the “SCC”). The Merger shall become effective at the time the Certificate of Merger is issued by the SCC (or at such later time as may be specified by mutual agreement of the parties in the Articles of Merger), as provided in Sections 13.1-720 and 13.1-606 of the VSCA (the date and time the Merger becomes effective being the “Effective Time”). Subject to the satisfaction or waiver of the conditions set forth in Article 6, the parties will use their reasonable best efforts to cause the Effective Time to occur at 12:01 a.m. Eastern Time on January 1, 2018, and the parties agree that in no event shall the Effective Time occur on a date before January 1, 2018. Notwithstanding that the Closing Date may occur prior to the date of the Effective Time, the parties hereto acknowledge and agree that the Merger shall not be effective until the occurrence of the Effective Time.

Section 1.4    Corporate Governance and Related Matters.

On or prior to the Effective Time, the Board of Directors of UBSH shall cause two (2) directors of XBKS (the “XBKS Directors”) to be appointed as directors of the Continuing Corporation as of the Effective Time to serve until the next annual meeting of the shareholders of the Continuing Corporation following the Effective Time. The XBKS Directors shall be chosen by mutual agreement of UBSH and XBKS. Subject to compliance by the Board of Directors of the Continuing Corporation with its fiduciary duties (including compliance with the Continuing Corporation’s Organizational Documents and Corporate Governance Guidelines), the Continuing Corporation shall nominate each XBKS Director for reelection to the Board of Directors of the Continuing Corporation at the first annual meeting of the shareholders of the Continuing Corporation following the Effective Time, and the Continuing Corporation’s proxy materials with respect to such annual meeting shall include the recommendation of the Board of Directors of the Continuing Corporation that its shareholders vote to reelect each XBKS Director to the same extent as recommendations are made with respect to other directors on the Board of Directors of the Continuing Corporation.

Section 1.5    Banking Operations.

(a)    After the Effective Time, Xenith Bank, Richmond, Virginia (“Xenith Bank”), the wholly owned subsidiary of XBKS, shall merge with and into Union Bank & Trust, Richmond, Virginia (“Union Bank”), the wholly owned subsidiary of UBSH (the “Bank Merger”), pursuant to the terms and conditions of an Agreement and Plan of Merger substantially in the form attached as Exhibit 1.5(a) (the “Bank Merger Agreement”) and the separate existence of Xenith Bank shall cease and Union Bank shall survive and continue to exist as a bank incorporated and chartered under the laws of the Commonwealth of Virginia. UBSH may at any time change the method or timing of effecting the combination of Xenith Bank and Union Bank if and to the extent UBSH deems such changes necessary, appropriate or desirable for any reason in its discretion (including, without limitation, to ensure that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code); provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration (as defined herein), (ii) adversely affect the ability of the Merger to quality as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement or (iv) result in the Bank Merger occurring prior to the Merger of XBKS and UBSH; and provided, further, that (x) UBSH shall provide XBKS with five days’ prior written notice of such change and the reasons therefor, and (y) UBSH shall not make any change that would materially affect the tax consequences to XBKS or its shareholders without the prior written consent of XBKS (such consent not to be unreasonably withheld, conditioned or delayed).

(b)    On or prior to the effective time of the Bank Merger, UBSH as the sole shareholder of Union Bank shall cause the XBKS Directors to be appointed as directors of Union Bank as of the effective time of the Bank Merger to serve until the next annual meeting of the shareholders of Union Bank following the Effective Time. Provided that each XBKS Director continues to be eligible to serve as a director of UBSH, and subject to compliance by the Board of Directors of Union Bank with its fiduciary duties (including compliance with Union Bank’s Organizational Documents and Corporate Governance Guidelines) Union Bank shall nominate each XBKS Director for reelection to the Board of Directors of Union Bank at the first annual meeting of the shareholder of Union Bank following the Effective Time.

Section 1.6    Articles of Incorporation and Bylaws of the Continuing Corporation.

As of the Effective Time, the Articles of Incorporation and Bylaws of UBSH, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation and Bylaws of the Continuing Corporation until thereafter amended in accordance with the provisions thereof and applicable law.

Section 1.7    Tax Consequences.

It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state law) for federal and applicable state income tax purposes. XBKS and UBSH shall prepare and file with each of their respective Tax Returns all information required by Treasury Regulation Section 1.368-3 and related provisions of the Treasury Regulations in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization described in Section 368(a) of the Code and shall take no position (whether in audits, Tax Returns or otherwise) that is inconsistent with this treatment unless required to do so by applicable law.

Section 1.8    Appraisal Rights.

In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of XBKS Common Stock in connection with the Merger or the other transactions contemplated by this Agreement.

ARTICLE 2

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.1    Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of UBSH, XBKS or any holder of any of the following securities:

(a)    Each share of common stock, par value $1.33 per share, of UBSH (“UBSH Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Continuing Corporation and shall not be affected by the Merger.

(b)    All shares of common stock, par value $0.01 per share, of XBKS (“XBKS Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned, directly or indirectly, by UBSH or XBKS (other than shares of XBKS Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and similar accounts, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) (any such shares, the “XBKS Cancelled Shares”) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)    Each share of XBKS Common Stock, except for XBKS Cancelled Shares, issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted automatically into and exchanged for the right to receive 0.9354 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of common stock, par value $1.33 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (with respect to a given share of XBKS Common Stock, together with any cash in lieu of fractional shares of Continuing Corporation Common Stock to be paid pursuant to Section 2.6, the “Merger Consideration”); it being understood that upon the Effective Time, pursuant to Section 2.1(a), UBSH Common Stock, including the shares issued to former holders of XBKS Common Stock, shall be the Continuing Corporation Common Stock.

(d)    If, between the date hereof and the Effective Time, the outstanding shares of UBSH Common Stock or XBKS Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Exchange Ratio, and any other amounts payable pursuant to this Agreement.

Section 2.2    Exchange Procedures.

(a)    Appointment of Exchange Agent. Prior to the Effective Time, UBSH shall appoint an exchange and paying agent reasonably acceptable to XBKS (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

(b)    At or prior to the Effective Time, UBSH shall for the benefit of holders of shares of XBKS Common Stock and the holders of XBKS Stock Options, XBKS Restricted Stock Awards, XBKS RSU Awards and the XBKS Warrants (collectively, “XBKS Equity Awards”) and for exchange in accordance with this Article 2, (i) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay (A) the cash payable in lieu of fractional shares of Continuing Corporation Common Stock and (B) the cash payable with respect to the XBKS Equity Awards (such cash deposited pursuant to this clause (i), the “Exchange Fund”), and (ii) evidence of shares in book-entry form, representing the shares of the Continuing Corporation Common Stock to be issued and paid pursuant to this Article 2.

(c)    Letter of Transmittal. UBSH shall prepare appropriate and customary transmittal materials on which UBSH and XBKS shall mutually agree (the “Letter of Transmittal”). The Letter of Transmittal shall specify that delivery of the Letter of Transmittal and, as applicable, title and risk of loss with respect to (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Time represent outstanding shares of XBKS Common Stock (the “Certificates”), and (ii) uncertificated shares of XBKS Common Stock represented by book-entry (“Book-Entry Shares”), in each case other than XBKS Cancelled Shares, shall be effected only upon proper delivery of the completed Letter of Transmittal and, as applicable and subject to Section 2.3(d), the surrender of the Certificates or Book-Entry Shares to the Exchange Agent. UBSH shall make available and mail the Letter of Transmittal not more than five (5) business days after the Effective Time to all persons who were record holders of shares of XBKS Common Stock immediately prior to the Effective Time, and use its reasonable best efforts to make the Letter of Transmittal available to any such shareholder who requests such Letter of Transmittal.

Section 2.3    Exchange of Shares.

(a)    Each holder of an outstanding share of XBKS Common Stock who has properly surrendered such Certificates or Book-Entry Shares to the Exchange Agent (or has complied with Section 2.3(d)), together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and such other documentation as the Exchange Agent and UBSH may reasonably require, shall be entitled to receive the Merger Consideration with respect to such share of XBKS Common Stock in accordance with Section 2.3(b).

(b)    Whenever a holder of an outstanding share of XBKS Common Stock shall become entitled to receive the Merger Consideration pursuant to Section 2.3(a), in addition to the rights of such holder set forth in Section 2.4, any such holder shall be entitled to receive:

(i)    evidence of issuance in book-entry form the number of whole shares of Continuing Corporation Common Stock into which the aggregate number of shares of XBKS Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement; and

(ii)    the amount of cash, if any, into which the aggregate number of shares of XBKS Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to Section 2.6 of this Agreement.

For the avoidance of doubt, the Exchange Agent shall not be obligated to deliver the Merger Consideration to which any holder of XBKS Common Stock is entitled as a result of the Merger until such holder surrenders his, her or its Certificates or Book-Entry Shares, or otherwise complies with Section 2.3(d), for exchange as provided in Section 2.3(a). Whenever a holder of an outstanding share of XBKS Common Stock shall become entitled to receive any Merger Consideration, the Continuing Corporation shall use its reasonable best efforts to cause the Exchange Agent to deliver such Merger Consideration to such holder within two (2) business days thereafter.

(c)    Abandoned Property. Any other provision of this Agreement notwithstanding, neither the Continuing Corporation nor the Exchange Agent shall be liable to a holder of XBKS Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

(d)    Lost Certificates. A holder of XBKS Common Stock whose Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive its portion of the Merger Consideration and dividends or distributions to which such shareholder shall be entitled, if any, upon compliance with reasonable conditions imposed by the Continuing Corporation and the Exchange Agent pursuant to applicable law and as required in accordance with the Continuing Corporation’s and the Exchange Agent’s standard policy (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).

(e)    Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Continuing Corporation; provided, that no such investment or losses thereon shall affect the Merger Consideration, and the Continuing Corporation shall promptly provide additional funds to the Exchange Agent for the benefit of holders of XBKS Common Stock or XBKS Equity Awards in the amount of any such losses to the extent necessary for payment of the cash portion of the Merger Consideration. Any interest or other income resulting from such investments shall be paid to the Continuing Corporation or as directed by the Continuing Corporation. Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the former holders of XBKS Common Stock or XBKS Equity Awards for twelve (12) months after the Effective Time shall, to the extent permitted by law, be paid to the Continuing Corporation. Any former holder of XBKS

Common Stock who has not theretofore complied with this Article 2 shall thereafter look only to the Continuing Corporation for payment of the Merger Consideration and any unpaid dividends and distributions on Continuing Corporation Common Stock deliverable in respect of each former share of XBKS Common Stock such shareholder holds as determined pursuant to this agreement, in each case, without any interest thereon.

(f)    Rounding. All dollar amounts payable to any registered holder of XBKS Common Stock pursuant to this Article 2 shall be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares of XBKS Common Stock registered in such shareholder’s name.

Section 2.4    Rights of Former Holders of XBKS Common Stock.

At the Effective Time, the stock transfer books of XBKS shall be closed as to holders of XBKS Common Stock, and no transfer of XBKS Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.3(a), each Book-Entry Share or Certificate shall from and after the Effective Time represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of XBKS Common Stock shall be entitled to vote after the Effective Time at any meeting of Continuing Corporation shareholders the number of whole shares of Continuing Corporation Common Stock into which their respective shares of XBKS Common Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 2.3(a), but beginning thirty (30) days after the Effective Time, no such holder shall be entitled to vote on any matter until such holder surrenders such Certificate or Book-Entry Share for exchange as provided in Section 2.3(a). Whenever a dividend or other distribution is declared by the Continuing Corporation on Continuing Corporation Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of XBKS Common Stock, if any, as of any time subsequent to the Effective Time shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Time until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 2.3(a). However, upon surrender of such Book-Entry Share or Certificate representing XBKS Common Stock, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each Book-Entry Share or other share represented by such Certificate.

Section 2.5    XBKS Stock Options and Other Equity-Based Awards.

(a)    Section 2.5(a) of the Disclosure Letter of XBKS lists all of the equity or equity-based compensation plans maintained by XBKS under which awards are currently outstanding or any awards may be made thereunder (collectively, a “XBKS Stock Plan”). At the Effective Time, each option to purchase shares of XBKS Common Stock (an “XBKS Stock Option”) granted under an XBKS Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire XBKS Common Stock and shall be automatically converted at the

Effective Time without any action on the part of the holder thereof into the right to receive a cash payment in an amount equal to the product of (i) the difference between (A) the product of the average of the closing sale prices of UBSH Common Stock on the NASDAQ Global Select Market for the ten (10) full trading days ending on the trading day immediately preceding (but not including) the Effective Time and the Exchange Ratio (the “Conversion Price”) and (b) the per share exercise price of the XBKS Stock Option immediately prior to the Effective Time, and (B) the number of shares of XBKS Common Stock subject to such XBKS Stock Option, subject to any applicable withholdings authorized by Section 2.8. If the exercise price of an XBKS Stock Option immediately prior to the Effective Time is greater than the Conversion Price, then at the Effective Time such XBKS Stock Option shall be cancelled without any payment made in exchange therefor.

(b)    At the Effective Time, each restricted stock award granted under an XBKS Stock Plan, which is unvested or contingent and outstanding immediately prior to the Effective Time (an “XBKS Restricted Stock Award”), shall vest fully and shall be converted into the right to receive the Merger Consideration payable pursuant to this Agreement in respect of each share of XBKS Common Stock underlying such XBKS Restricted Stock Award, and the shares of XBKS Common Stock subject to such XBKS Restricted Stock Award will be treated in the same manner as all other shares of XBKS Common Stock for such purposes.

(c)    At the Effective Time, each restricted stock unit award in respect of shares of XBKS Common Stock that is outstanding and unsettled, unvested or contingent immediately prior to the Effective Time (a “XBKS RSU Award”) shall vest fully and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to this Agreement in respect of each share of XBKS Common Stock underlying such XBKS RSU Award.

(d)    Prior to the Effective Time, XBKS shall take all actions necessary to cause each XBKS Stock Plan to terminate effective immediately prior to the Effective Time and contingent upon the consummation of the Merger.

(e)    At or prior to the Effective Time, the Board of Directors of XBKS or a committee thereof, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.5, including, but not limited to, delivering written notice (in form reasonably approved by UBSH) to each holder of an XBKS Stock Option, XBKS Restricted Stock Award, or XBKS RSU Award of the treatment of such award pursuant to this Section 2.5.

Section 2.6    No Fractional Shares.

Each holder of shares of XBKS Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the product of (i) the average of the closing sale prices of UBSH Common Stock on the NASDAQ Global Select Market for the ten (10) full trading days ending on the trading day immediately preceding (but not including) the Effective Time and (ii) the Exchange Ratio.

Section 2.7    XBKS Warrants.

(a)    At the Effective Time, each warrant to purchase shares of XBKS Common Stock (an “XBKS Warrant”) that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire XBKS Common Stock and shall be automatically converted at the Effective Time without any action on the part of the holder thereof into the right to purchase shares of Continuing Corporation Common Stock upon exercise of such XBKS Warrant, with the exercise price of each share of Continuing Corporation Common Stock subject to such XBKS Warrant and the number of shares of Continuing Corporation Common Stock subject to such XBKS Warrant determined as provided below:

(i)    the number of shares of Continuing Corporation Common Stock to be subject to the XBKS Warrant shall be equal to the product of the number of shares of XBKS Common Stock subject to the XBKS Warrant immediately prior to the Effective Time and the Exchange Ratio, provided that any fractional shares of Continuing Corporation Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii)    the exercise price per share of Continuing Corporation Common Stock under the XBKS Warrant shall be equal to the exercise price per share of Continuing Corporation Common Stock under the XBKS Warrant immediately prior to the Effective Time divided by the Exchange Ratio, provided that if the exercise price resulting from such division includes a fractional cent, the exercise price shall be rounded up to the nearest cent.

(b)    XBKS, in consultation with UBSH, shall use its reasonable best efforts to repurchase the XBKS Warrant originally issued pursuant to the Troubled Asset Relief Program Capital Purchase Program and held by the U.S. Department of the Treasury prior to or concurrent with the Effective Time (the “Warrant Purchase”). The method of funding the Warrant Purchase shall be mutually agreed to by XBKS and UBSH.

(c)    Prior to the Effective Time, XBKS and UBSH shall take all other actions necessary to give effect to this Section 2.7.

Section 2.8    Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. The Continuing Corporation will be entitled to deduct and withhold from any amounts payable by it pursuant to Article 2 of this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority by the Exchange Agent or by the Continuing Corporation, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent or the Continuing Corporation, respectively.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1    Disclosure Letters.

(a)    Prior to the execution and delivery of this Agreement, each party has delivered to the other party a letter (its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Section 3.3, or to one or more of its covenants or agreements contained in Article 4 or Article 5, or as required pursuant to Article 6; provided, that (i) no such item is required to be set forth in a party’s Disclosure Letter as an exception to any representation or warranty of such party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein) with respect to such party.

(b)    Any disclosures made with respect to a subsection of Section 3.3 shall be deemed to qualify (i) any subsections of Section 3.3 specifically referenced or cross-referenced and (ii) other subsections of Section 3.3 to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure (x) applies to such other subsections and (y) contains sufficient detail to enable a reasonable person to recognize the relevance of such disclosure to such other subsections.

Section 3.2    Standard.

(a)    No representation or warranty of UBSH or XBKS contained in Section 3.3 (other than the representations and warranties contained in (i) Section 3.3(d), Section 3.3(e), Section 3.3(h)(ii) and Section 3.3(aa)(i), which shall be true and correct in all respects (other than, in the case of Section 3.3(d) and Section 3.3(e) only, such failures to be true and correct as are de minimis) and (ii) Section 3.3(c)(i), which shall be true and correct in all material respects) will be deemed untrue or incorrect, including for purposes of Section 6.2(a) and Section 6.3(a), and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 has had or is reasonably likely to have a Material Adverse Effect on such party (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b)    The term “Material Adverse Effect,” as used with respect to a party, means any event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) has a material adverse effect on the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in laws or regulations generally affecting banking and bank holding company businesses or the interpretation of such laws and regulations by any Governmental Authority, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting banking and bank holding company businesses, (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets) conditions generally affecting banking and bank holding company businesses, (D) changes to interest rates, (E) changes in state or federal corporate income Tax rates, (F) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (G) the public disclosure of this Agreement and the transactions contemplated hereby, including its impact on the customers, employees and vendors of such party or other persons doing business with such party or (H) a decline, in and of itself, in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including the underlying causes thereof to the extent such causes are not otherwise excluded by clauses (A) though (F); except, with respect to clauses (A), (B) or (C) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(c)    The term “Knowledge” with respect to UBSH, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of the Disclosure Letter of UBSH and, with respect to XBKS, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.2 of the Disclosure Letter of XBKS.

Section 3.3    Representations and Warranties.

Subject to and giving effect to Section 3.1 and Section 3.2 and except as set forth in the relevant Disclosure Letters or in any of such party’s SEC Reports (as defined below) filed on or after January 1, 2016 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), UBSH represents and warrants to XBKS, to the extent applicable, and XBKS represents and warrants to UBSH, except where expressly stated otherwise, as follows:

(a)    Organization, Standing and Power. It is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. It has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business. It is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. It is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Neither it nor any of its Subsidiaries is in violation of any provision of the Organizational Documents or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable. True and complete copies of its Articles of Incorporation, Bylaws or other similar governing instruments (the “Organizational Documents”), in each case as amended to the date hereof and as in full force and effect as of the date hereof have been made available to the other party.

(b)    Subsidiaries. Each of its Subsidiaries (i) is a duly organized bank, corporation, limited liability company, partnership or statutory trust, validly existing and in good standing under applicable laws of the jurisdiction in which it is incorporated or organized, (ii) has full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect. The outstanding shares of capital stock or equity interests of each of its Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or equity interests are directly or indirectly owned by it free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any of its Subsidiaries and there are no agreements, understandings or commitments relating to the right to vote or to dispose of the capital stock or equity interests of any of its Subsidiaries. There are no restrictions on the ability of any of its Subsidiaries to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposits of each of its Subsidiaries that is a commercial bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (the “FDIC”) to the maximum extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. A true and complete list of its direct and indirect Subsidiaries as of the date hereof is set forth in Section 3.3(b) of its Disclosure Letter that shows each Subsidiary’s jurisdiction of incorporation, each jurisdiction in which each Subsidiary is qualified and/or licensed to do business, its form of organization (corporate, partnership, joint venture), and lists the owner(s) and percentage ownership (direct or indirect) of each Subsidiary.

The term “Subsidiary” when used with respect to any party means any corporation or other business organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

(c)    Authority; No Breach of the Agreement.

(i)    It has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and, subject to obtaining the UBSH Shareholder Approval (as defined below) and the XBKS Shareholder Approval (as defined below) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, by it have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its board of directors) and subject only to the receipt of (A) in the case of XBKS, approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of XBKS Common Stock (the “XBKS Shareholder Approval”) and (B) in the case of UBSH, approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of UBSH Common Stock (the “UBSH Shareholder Approval”).

(ii)    This Agreement has been duly executed and delivered by it and assuming due authorization, execution and delivery of this Agreement by the other party, this Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity. UBSH represents and warrants that the Continuing Corporation Common Stock to be issued in the Merger, when issued, will be validly issued, fully paid and nonassessable.

(iii)    Neither the execution and delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will: (A) conflict with, violate or result in a breach or default of any provision of its Organizational Documents; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of it or any of its Subsidiaries pursuant to any (1) note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries.

(iv)    Except for (A) the filing of applications, filings and notices, as applicable, with The NASDAQ Stock Market and the approval of the listing of the Continuing Corporation Common Stock issued pursuant to the Merger on the NASDAQ Global Select Market, (B) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, and approval of such applications, filings and notices, (C) the filing of applications, filings and notices, as applicable, with the Bureau of Financial Institutions of the Virginia State Corporation Commission in

connection with the Merger and the Bank Merger, and approval of such applications, filings and notices, (D) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.3(c)(iv) of the Disclosure Letter of UBSH and approval of such applications, filings and notices, (E) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the UBSH Shareholders Meeting and the XBKS Shareholders Meeting (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4, in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by UBSH in connection with the transactions contemplated by this Agreement (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and declaration of effectiveness of the Registration Statement under the Securities Act and such other filings and reports as required pursuant to the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (F) the filing of the Articles of Merger with the SCC pursuant to the VSCA, and (G) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of the Continuing Corporation Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation of the transactions contemplated hereby, including the Merger. As of the date hereof, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the transactions contemplated hereby, including the Merger.

(d)    UBSH Capital Stock. UBSH represents and warrants that:

(i)    As of May 18, 2017, the authorized capital stock of UBSH consists of: (1) 100,000,000 shares of common stock, par value $1.33 per share, of which 43,696,973 shares are issued and outstanding; and (2) 500,000 shares of preferred stock, par value $10.00 per share, of which no shares are issued and outstanding;

(ii)    All outstanding shares of capital stock of UBSH have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;

(iii)    As of May 18, 2017, (1) 153,399 shares of UBSH Common Stock are subject to options to purchase UBSH Common Stock, 499,537 shares of UBSH Common Stock are subject to unvested restricted stock awards, in each case granted under an equity or equity-based compensation plan of UBSH (a “UBSH Stock Plan”), and (2) 1,586,217 shares of UBSH Common Stock were available for future grant under the UBSH Stock Plans; and

(iv)    Except as set forth in Section 3.3(d)(iv) of the Disclosure Letter of UBSH, as of the date of this Agreement, no shares of capital stock of UBSH are reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which UBSH is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by each UBSH Stock Plan.

(e)    XBKS Capital Stock. XBKS represents and warrants that:

(i)    As of May 18, 2017, the authorized capital stock of XBKS consists of: (1) 1,000,000 shares of common stock, par value $0.01 per share, of which 23,160,473 shares are issued and outstanding (which number, for purposes of clarity, includes 14,419 XBKS Restricted Stock Awards described in Section 3.3(e)(iii)); and (2) 1,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding;

(ii)    All outstanding shares of capital stock of XBKS have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person;

(iii)    As of May 18, 2017, (1) 679,163 shares of XBKS Common Stock are subject to options to purchase XBKS Common Stock, 14,419 shares of XBKS Common Stock are subject to unvested XBKS Restricted Stock Awards, and 92,782 shares of XBKS Common Stock are subject to XBKS RSU Awards, in each case granted under an XBKS Stock Plan, and (2) 346,011 shares of XBKS Common Stock were available for future grant under the XBKS Stock Plans;

(iv)    Except as set forth in Section 3.3(e)(iv) of the Disclosure Letter of XBKS, as of the date of this Agreement, no shares of capital stock of XBKS are reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which XBKS is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, except as contemplated by each XBKS Stock Plan or by the XBKS Warrants (as defined below); and

(v)    As of May 18, 2017, 323,817 shares of XBKS Common Stock are subject to an XBKS Warrant. Section 3.3(e)(v) of the Disclosure Letter of XBKS sets forth a true and complete list of each XBKS Warrant that is issued and outstanding as of May 18, 2017.

(f)    SEC Filings; Financial Statements.

(i)    It has filed or furnished all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed or furnished by it, together with any amendments required to be made with respect thereto (collectively, the “SEC Reports”), with the SEC since December 31, 2013 under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and, to the extent such SEC Reports are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system, made available to the other party copies of such SEC Reports. Its SEC Reports, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

(ii)    Each of its financial statements contained in or incorporated by reference into any SEC Reports, including the related notes, where applicable (the “Financial Statements”) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented in all material respects the consolidated financial position of it and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles in the United States of America (“GAAP”) consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

(iii)    It and each of its Subsidiaries has devised and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary (1) to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as such party or other criteria applicable to such financial statements, and (2) to maintain proper accountability for items therein; (C) access to its and its Subsidiaries’ properties and assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

(iv)    Its “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by it in its SEC Reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of its chief executive officer and chief financial officer required under the Exchange Act with respect to such reports. It has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors and on Section 3.3(f)(iv) of its Disclosure Letter (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect its ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. These disclosures were made in writing by management to its auditors and the audit committee of its Board of Directors and a copy has previously been made available to the other party. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as of the date hereof.

(v)    As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC staff with respect to its SEC Reports.

(vi)    For the avoidance of doubt, the representations and warranties contained in this Section 3.3(f) shall, with respect to XBKS, apply to Hampton Roads Bankshares, Inc. (SEC CIK #0001143155) and Xenith Bankshares, Inc. (SEC CIK #0001442741) as legal predecessors of XBKS.

(g)    Bank Reports. It and each of its Subsidiaries, have filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that they were required to file since December 31, 2013 with the Board of Governors of the Federal Reserve System, the FDIC, the Bureau of Financial Institutions of the Virginia State Corporation Commission and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over it or each of its Subsidiaries (collectively, the “Regulatory Agencies”), including any Bank Report required to be filed pursuant to the laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it. Any such Bank Report regarding it or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of its and its Subsidiaries business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business or operations of it or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of it or any of its Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of it or any of its Subsidiaries since December 31, 2013, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it.

For the avoidance of doubt, the representations and warranties contained in this Section 3.3(g) shall, with respect to XBKS, apply to Hampton Roads Bankshares, Inc. and Xenith Bankshares, Inc. (merged) as legal predecessors of XBKS, and with respect to Xenith Bank, apply to The Bank of Hampton Roads and Xenith Bank (merged) as legal predecessors of Xenith Bank.

(h)    Absence of Certain Changes or Events. Since March 31, 2017, except as disclosed in the SEC Reports, Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement or as set forth in Section 3.3(h) of its Disclosure Letter, (i) it and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it.

(i)    Absence of Undisclosed Liabilities. Except for (i) those liabilities that are fully reflected or reserved for in the SEC Reports, Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement, (ii) liabilities incurred since March 31, 2017 in the ordinary course of business consistent with past practice, (iii) liabilities and obligations that are not material to it and its Subsidiaries, taken as a whole, (iv) liabilities incurred in connection with the transactions contemplated by the Agreement, and (v) as set forth in Section 3.3(i) of its Disclosure Letter, neither it nor any of its Subsidiaries has, and since March 31, 2017 has not incurred (except as permitted by Article 4), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the SEC Reports, Bank Reports or Financial Statements of it or any of its Subsidiaries).

(j)    Material Contracts; Defaults.

(i)    With respect to XBKS, except as set forth in Section 3.3(j) of its Disclosure Letter (which may incorporate the contracts and instruments reflected as exhibits on the exhibit list included in its latest annual report on Form 10-K filed prior to the date of this Agreement), as of the date hereof, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K that has not been filed as an exhibit to or incorporated by reference in its SEC Reports filed prior to the date of this Agreement, (ii) that prohibits or restricts the conduct of business by it or any of its Subsidiaries or any of its personnel in any geographic area or its or their ability to compete in any line of business, (iii) with respect to employment of an officer, director or consultant, including any employment, severance, termination, consulting or retirement agreement, (iv) that would be terminable other than by it or any of its Subsidiaries or under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of this Agreement or the transactions contemplated herein (either alone or upon the occurrence of any additional acts or events), (v) that would require any consent or approval of a counterparty as a result of the consummation of this Agreement or the transactions contemplated herein, (vi) pursuant to which XBKS or one of its Subsidiaries leases real property to or from any other person, (vii) for the use or purchase of materials, supplies, goods, services, equipment or other assets that involves payments in excess of $250,000 per year, (viii) involves Intellectual Property (other than contracts entered into in the ordinary course with customers and “shrink-wrap” software licenses) that is material to its business or the business of any of its Subsidiaries, (ix) relating to the borrowing of money by it or any of its Subsidiaries or the guarantee by it or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreement payables or trade payables), (x) relating to the provision of data processing, network communication or other technical services or (xi) that is material to the financial condition, results of operations or business of it or any of its Subsidiaries and not otherwise described in clauses (i) through (x) above (any such being referred to as an “XBKS Material Contract”). With respect to each XBKS Material Contract: (A) the contract is in full force and effect, (B) neither it nor any of its Subsidiaries is in default thereunder, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, (C) neither it nor any of its Subsidiaries has repudiated or waived any material provision of any such contract from January 1, 2016 to the date hereof, and (D) no other party to any such contract is, to its Knowledge, in default in any material respect.

(ii)    With respect to UBSH, each agreement, contract, arrangement, commitment or understanding (whether written or oral) to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound as of the date of this Agreement that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K has been filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2016, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K filed subsequent thereto. With respect to UBSH, except as set forth in Section 3.3(j)(ii) of its Disclosure Letter (which may incorporate the contracts and instruments reflected as exhibits on the exhibit list included in the latest annual report on Form 10-K filed prior to the date of this Agreement), as of the date hereof, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral), (i) that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K, or (ii) that is material to the financial condition, results of operations or business of its or any of its Subsidiaries and not otherwise described in clause (i) above (any such being referred to as a “UBSH Material Contract”). With respect to each UBSH Material Contract: (A) the contract is in full force and effect, (B) neither it nor any of its Subsidiaries is in default thereunder, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, (C) neither it nor any of its Subsidiaries has repudiated or waived any material provision of any such contract from January 1, 2016 to the date hereof, and (D) no other party to any such contract is, to its Knowledge, in default in any material respect.

(k)    Legal Proceedings; Compliance with Laws. Except as set forth in Section 3.3(k) of its Disclosure Letter, there are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened in writing against it or any of its Subsidiaries or against any of its or its Subsidiaries’ properties, assets, interests or rights, or against any of its or its Subsidiaries’, or to its Knowledge, any of its officers, directors or employees in their capacities as such. Neither it nor any of its Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority (as defined herein) restricting its operations or the operations of any of its Subsidiaries or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business and neither it nor any of its Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. It and each of its Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders). It and each of its Subsidiaries hold, and have at all times since December 31, 2012, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on it, and to its Knowledge no

suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. For the purposes of this Agreement, a “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority, and includes Regulatory Agencies.

(l)    Tax Matters.

(i)    It and each of its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes (as defined herein) due and payable by it or any of its Subsidiaries have been fully and timely paid, other than those that are being contested in good faith, as set forth in Section 3.3(l)(i) of its Disclosure Letter, and are reflected as a liability in its SEC Reports, Bank Reports or Financial Statements. Neither it nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect. Except as set forth in such section of its Disclosure Letter, no Tax Return filed by it or any of its Subsidiaries is under examination by any Governmental Authority or is the subject of any administrative or judicial proceeding, and no written notice of assessment, proposed assessment or unpaid tax deficiency has been received by or asserted against it or any of its Subsidiaries by any Governmental Authority. As used herein, “Tax” or “Taxes” means all federal, state, local and foreign income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, gains, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax or additional similar amounts, imposed by any Governmental Authority. As used herein, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.

(ii)    It and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. It and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable law.

(iii)    There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of its assets or any of its Subsidiaries assets. Neither it nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among it and its Subsidiaries). Neither it nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(iv)    Neither it nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. It and each of its Subsidiaries have disclosed on its federal income Tax

Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. It is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v)    With respect to XBKS, (i) XBKS entered into the merger of Hampton Roads Bankshares, Inc. and Xenith Bankshares, Inc. for the material reasons set forth in the registration statement on form S-4 filed by Hampton Roads Bankshares, Inc. with the SEC on April 7, 2016 (as thereafter amended from time to time and together with all exhibits thereto) under the captions “The Merger — XBKS’s Reasons for the Merger” and “The Merger — HRB’s Reasons for the Merger”; and (ii) no purpose of that merger was to enhance the amount of a limitation under Section 382 of the Internal Revenue Code on the use of deferred tax attributes that may apply following the Merger contemplated by this Agreement.

(vi)    Neither it nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(m)    Property.

(i)    Except as set forth in Section 3.3(m)(i) of its Disclosure Letter or reserved against as disclosed in its SEC Reports, Bank Reports or Financial Statements, it and each of its Subsidiaries have good and marketable title in fee simple absolute, free and clear of all material liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected in the balance sheet included in its SEC Reports, Bank Reports or Financial Statements as of December 31, 2016 or acquired after such date (except to the extent that such properties and assets have been disposed of for fair value in the ordinary course of business since December 31, 2016). All buildings, and all fixtures, equipment, and other property and assets that are material to its or any of its Subsidiaries business, held under leases, licenses or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws and each such instrument is in full force and effect. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures and appurtenances owned, leased, licensed, subleased or occupied by it and each of its Subsidiaries are in good operating condition and in a state of good maintenance and repair, reasonable wear and tear excepted.

(ii)    In the case of XBKS, Section 3.3(m)(ii) of its Disclosure Letter provides a summary spreadsheet that identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by XBKS and each of its Subsidiaries or in which XBKS or any of its Subsidiaries has any ownership or leasehold interest. XBKS has made available to UBSH true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which UBSH or any of its Subsidiaries is a party.

(n)    Labor and Employment Matters.

(i)    Neither it nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a pending or threatened proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its Knowledge, threatened, nor is it, to its Knowledge, subject to any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(ii)    It and its Subsidiaries have complied with all applicable state and federal equal employment opportunity laws and regulations and other laws and regulations related to employment, including those related to wages, hours, working classification and collective bargaining, and, except as otherwise set forth in Section 3.3(n)(ii) of its Disclosure Letter, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or threatened against it or its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any person alleging to be a current or former employee, any class of the foregoing, or any governmental entity, relating to any such law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with employment with it or its Subsidiaries. To its Knowledge, there are no unfair labor practice complaints pending against it or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. It and its Subsidiaries have properly classified individuals providing services to it as employees or independent contractors, as the case may be, and have properly withheld and reported related income and employment taxes in accordance with such classification.

(iii)    With respect to XBKS, except as set forth in Section 3.3(n)(iii) of its Disclosure Letter, employment of each employee and the engagement of each independent contractor by it or any of its Subsidiaries is terminable at will by it or its Subsidiaries without (A) any material penalty, liability or severance obligation and (B) prior consent by any Governmental Authority.

(iv)    To its Knowledge, all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration laws and the laws related to the employment of non-United States citizens applicable in the state in which the employees are employed.

(o)    XBKS Employee Benefit Plans. With respect to XBKS:

(i)    Section 3.3(o)(i) of its Disclosure Letter sets forth a complete and accurate list of all of its and its Subsidiaries’ employee benefit plans and programs, including without limitation: (A) all retirement, savings, pension, stock bonus, profit sharing and any other similar plans, programs or similar arrangements; (B) all health, severance, insurance, disability and other employee welfare or fringe benefit plans, programs or similar arrangements; (C) all employment agreements, vacation and other similar plans or policies, (D) all bonus, stock option, stock purchase, restricted stock, equity or equity based compensation, incentive, deferred compensation, supplemental retirement, change in control and other employee and director benefit plans, programs or arrangements; and (E) all other compensation plans, programs or arrangements, in each case of (A) through (E) for the benefit of or relating to its current and former employees (including any current or former leased employees), directors and contractors, or any spouse, dependent or beneficiary thereof, whether or not written or unwritten for which it or any of its Subsidiaries or any trade or business of it or any of its Subsidiaries, whether or not incorporated, all of which together with it are deemed a “single employer” within the meaning of Code Section 414 or Section 4001(b) of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended (“ERISA Affiliate”) sponsors, has an obligation to contribute or has any liability (individually, a “Benefit Plan” and collectively, the “Benefit Plans”).

(ii)    It has and its Subsidiaries have, with respect to each Benefit Plan, previously made available to the other party true and complete copies of the following documents, to the extent applicable: (A) all current Benefit Plan agreements and documents (including any amendments or modifications thereto) and related trust agreements, annuity contracts, or any other funding arrangement and any amendments thereto; (B) all current summary plan descriptions (including any summaries of material modifications thereto) and material communications to employees and Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent two plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation; (E) the most recent annual and periodic accounting of plan assets; (F) all information regarding determination of full-time status of employees for purposes of the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”), including any look-back measurement periods thereunder; (G) if the Benefit Plan is intended to qualify under Section 401(a) or 403(a) or 403(b) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service; (H) copies of the most recent nondiscrimination tests for all Benefit Plans; (I) copies of all material correspondence with any governmental agency within the last five years, including but not limited to any investigation materials, any “Top Hat” filings, and any filings under amnesty, voluntary compliance, or similar programs; and (J) a written summary of any unwritten Benefit Plans that provide for material compensation or benefits.

(iii)    Except as set forth in Section 3.3(o)(iii) of its Disclosure Letter, neither it nor any of its Subsidiaries, nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability with respect to: (A) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3) or Section 414(f) of the Code) or a plan subject to Code Section 412; (B) a “multiple employer plan” (within the meaning of ERISA or Section 413(c) of the Code); (C) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (D) a “multiple employer welfare association” as defined in Section 3(40) of ERISA.

(iv)    All Benefit Plans are in compliance in all material respects with applicable laws and regulations, and each Benefit Plan has been administered in accordance with its terms and applicable laws and regulations in all material respects.

(v)    Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter or is maintained under a prototype or volume submitter plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable issued by the Internal Revenue Service, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). To its Knowledge, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(vi)    All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments for the current plan year or any plan year ending on or before the Closing Date that are due on or before the Closing Date, under all Benefit Plans have been made or properly accrued. All contributions to any Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder.

(vii)    To its Knowledge, neither it nor any of its Subsidiaries has engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan or its related trust. To its Knowledge, no “fiduciary,” as defined in Section 3(21) of ERISA, of any Benefit Plan has any liability (including threatened, anticipated or contingent) for breach of fiduciary duty under ERISA.

(viii)    There are no actions, suits, investigations or claims pending, or to its Knowledge threatened or anticipated, with respect to any Benefit Plans (other than routine claims for benefits). No Benefit Plan is the subject of a pending or, to its Knowledge, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other federal or state governmental department or entity.

(ix)    Except as set forth in Section 3.3(o)(ix) of its Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, leased employee, independent contractor, officer, director or other service provider of it or any of its Subsidiaries, or (B) result in any (1) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (2) limitation on the right of it or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. It has previously delivered to the other party its preliminary estimate and analysis as to whether any amount paid or payable to the individuals identified in Section 5.8(e) of its Disclosure Letter (whether in cash, in property, or in the form of benefits) by it or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code, and to its Knowledge and subject to the assumptions and methods described or set forth in those materials, such estimates are true, correct and complete. With respect to individuals who are not identified in Section 5.8(e) of its Disclosure Letter neither it nor its Subsidiaries are required to make any payments or provide any benefits that will be an “excess parachute payment” within the meaning of Section 280G of the Code. In addition to the foregoing, except as otherwise set forth in Section 3.3(o)(ix) of its Disclosure Letter, no amounts payable in connection with the transactions contemplated hereby (whether in cash, in property, or in the form of benefits) shall be non-deductible pursuant to Section 162(m) of the Code. Except as set forth in Section 3.3(o)(ix) of its Disclosure Letter, no Benefit Plan maintained by it or any of its Subsidiaries provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(x)    Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code. Each Benefit Plan of it and its Subsidiaries which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Parts 2, 3, and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and it has filed a “top hat” registration letter with the Department of Labor for each such plan.

(xi)    Except as set forth in Section 3.3(o)(xi) of its Disclosure Letter, it and its Subsidiaries have made prior to the date hereof all bonus and commission payments to which they were required or are otherwise committed to make to any employee or independent contractor under any Benefit Plan for calendar years 2014, 2015 and 2016.

(xii)    Each Benefit Plan of it and its Subsidiaries that is a health or welfare plan has terms that are in compliance with and has been administered in accordance with the requirements of the ACA. It and its Subsidiaries have complied in all respects with the requirements of Section 4980H of the Code so as to avoid the imposition of any taxes or assessable payments thereunder. Neither it nor any of its Subsidiaries has any liability or obligation to provide postretirement health, medical or life insurance benefits to any employees or former employees, leased employees, independent contractors, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation laws. In the case of any such required continuation coverage, except as set forth in Section 3.3(o)(xii) of its Disclosure Letter, the covered individual is required to pay the full cost of coverage. No tax under Code Sections 4980B, 4980H or 5000 has been incurred with respect to any Benefit Plan and to its Knowledge no circumstance exists which could give rise to such tax.

(xiii)    Except as set forth in Section 3.3(o)(xiii) of its Disclosure Letter, no Benefit Plan maintained by it or its Subsidiaries (other than an XBKS Stock Plan, with respect to XBKS) permits investments in equity of XBKS or UBSH, as the case may be, or investments in which the value is based on or associated with equity of XBKS or UBSH, as the case may be.

(p)    UBSH Employee Benefit Plans. With respect to UBSH:

(i)    For purposes of this Agreement, “UBSH Benefit Plans” means all employee benefit plans and programs, including without limitation: (A) all retirement, savings, pension, stock bonus, profit sharing and any other similar plans, programs or similar arrangements; (B) all health, severance, insurance, disability and other employee welfare or fringe benefit plans, programs or similar arrangements; (C) all employment agreements, vacation and other similar plans or policies, (D) all bonus, stock option, stock purchase, restricted stock, equity or equity based compensation, incentive, deferred compensation, supplemental retirement, change in control and other employee and director benefit plans, programs or arrangements; and (E) all other compensation plans, programs or arrangements, in each case of (A) through (E) for the benefit of or relating to its current and former employees (including any current or former leased employees), directors and contractors, or any spouse, dependent or beneficiary thereof, whether or not written or unwritten for which it or any of its Subsidiaries or any trade or business of it or any of its Subsidiaries, whether or not incorporated, all of which together with it are deemed a “single employer” within the meaning of Section 4001 of ERISA, sponsors, has an obligation to contribute or has any liability (and each such plan individually, a “UBSH Benefit Plan”).

(ii)    Except as set forth in Section 3.3(p)(ii) of its Disclosure Letter, neither it nor any of its Subsidiaries, nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability with respect to: (A) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3) or Section 414(f) of the Code) or a plan subject to Code Section 412; (B) a “multiple employer plan” (within the meaning of ERISA or Section 413(c) of the Code); (C) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (D) a “multiple employer welfare association” as defined in Section 3(40) of ERISA.

(iii)    All UBSH Benefit Plans are in compliance in all material respects with applicable laws and regulations, and each UBSH Benefit Plan has been administered in accordance with its terms and applicable laws and regulations in all material respects.

(iv)    Each UBSH Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter or is maintained under a prototype or volume submitter plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable issued by the Internal Revenue Service, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). To its Knowledge, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

(q)    Insurance. It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices, and are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such insurance policy is outstanding and in full force and effect, and, except for policies insuring against potential liabilities of officers, directors and employees of it and its Subsidiaries, it or its relevant Subsidiary is the sole named beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Since December 31, 2015, neither it nor any of its Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years and since January 1, 2016 has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of it or its Subsidiaries. Set forth in Section 3.3(q) of its Disclosure Letter is a list of all insurance policies or bonds currently maintained by it and its Subsidiaries.

(r)    Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy Backs. Except as set forth in Section 3.3(r) of its Disclosure Letter and except for any changes hereafter made to the allowances and reserves described below pursuant to this Agreement:

(i)    All evidences of indebtedness reflected as assets in its SEC Reports, Bank Reports or Financial Statements as of March 31, 2017 were as of such dates: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; and (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect.

(ii)    Except as set forth in Section 3.3(r)(ii) of its Disclosure Letter, (A) there are no material modifications or amendments, oral or written, of a Loan (as defined herein) that is not reflected on the records of it or its Subsidiaries, (B) all currently outstanding Loans are owned by it free and clear of any liens, except for liens on Loans granted to a member of the Federal Home Loan Bank System or a Federal Reserve Bank, (C) no claims of defense as to the enforcement of any Loan with an outstanding balance of $250,000 or more have been asserted in writing against it or any of its Subsidiaries for which there is a reasonable possibility of an adverse determination in any legal proceeding, and to its Knowledge there are no acts or omissions which could give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a possibility of an adverse determination in any legal proceeding, and (D) no Loans owned by it or its Subsidiaries are presently serviced by third parties, and there is no obligation that could result in any such Loan becoming subject to any third party servicing.

(iii)    The allowance for possible loan losses (the “Loan Loss Allowance”) shown on its Financial Statements as of March 31, 2017 was, and the Loan Loss Allowance to be shown on its Financial Statements as of any date subsequent to the date of this Agreement will be, as of such dates, adequate in all material respects to provide for all known or reasonably anticipated losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit).

(iv)    Except as set forth on Section 3.3(r)(iv) of the Disclosure Letter of XBKS, the reserve for losses with respect to other real estate owned (“OREO”) shown on its SEC Reports, Bank Reports or Financial Statements as of March 31, 2017 were, and the OREO reserve to be shown on its SEC Reports, Bank Reports or Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate in all material respects to provide for all known or reasonably anticipated losses relating to the OREO portfolio of it and any of its Subsidiaries as of the dates thereof.

(v)    The Loan Loss Allowance has been established by it in accordance with the accounting principles described in Section 3.3(f)(ii) and applicable regulatory requirements and guidelines.

(vi)    With respect to XBKS, Section 3.3(r)(vi) of its Disclosure Letter sets forth all residential mortgage or commercial Loans originated on or after January 1, 2014 by it or any of its Subsidiaries (A) that were sold in the secondary mortgage market and have been re-purchased by it or any of its Subsidiaries, (B) that the institutions to whom such Loans were sold (or their successors or assigns) have asked it or any of its Subsidiaries to purchase back (but have not been purchased back), or (C) that the institutions to whom such Loans were sold (or their successors or assigns) have submitted a claim for indemnification from it or any of its Subsidiaries, or have notified it or any of its Subsidiaries of an intent to request indemnification, in connection with such loans.

(vii)    With respect to UBSH, except as set forth in Section 3.3(r)(vii) of its Disclosure Letter, as of March 31, 2017, neither it nor any of its Subsidiaries was a party to any Loan with an outstanding balance of $2,000,000 or more (A) under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (B) which had been classified by any source as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such persons; or (C) in material violation of any law, regulation or rule applicable to it or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by ay Governmental Authority.

(viii)    With respect to XBKS, except as set forth in Section 3.3(r)(viii) of its Disclosure Letter, as of March 31, 2017, neither it nor any of its Subsidiaries was a party to any Loan with an outstanding balance of $500,000 or more (A) under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (B) which had been classified by XBKS as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or any comparable classifications; or (C) in material violation of any law, regulation or rule applicable to it or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

(ix)    Except as set forth in Section 3.3(r)(ix) of its Disclosure Letter, as of the date of this Agreement neither it nor its Subsidiaries was a party to any Loan with any of its directors or officers or the directors or officers of any of its Subsidiaries that was not made in compliance with Regulation O, as amended, of the Board of Governors of the Federal Reserve System.

(x)    With respect to XBKS, except as set forth in Section 3.3(r)(x) of its Disclosure Letter, each Loan outstanding as of the date of this Agreement has been solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance in all material respects with the relevant notes or other credit or security documents, its applicable written underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(xi)    For the purposes of this Agreement, “Loan” means any written or oral loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement, loan guarantee or other extension of credit.

(s)    Environmental Matters.

(i)    Except as set forth in Section 3.3(s) of its Disclosure Letter, it and each of its Subsidiaries are in material compliance with all applicable Environmental Laws (as defined herein). Neither it nor any of its Subsidiaries has received any written communication alleging that it or such Subsidiary is not in such material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

(ii)    Neither it nor any of its Subsidiaries has received written notice of pending, and has no Knowledge of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Laws upon (A) it or such Subsidiary, (B) any person or entity whose liability for any Environmental Claim it or any Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by it or any Subsidiary, or any real or personal property which it or any Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which it or a Subsidiary holds a security interest securing a loan recorded on the books of it or such Subsidiary. Neither it nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(iii)    There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against it or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim it or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect.

(iv)    For purposes of this Agreement, the following terms shall have the following meanings:

(A)    “Environmental Claim” means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

(B)    “Environmental Laws” means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended that relate to pollution or protection of human health or the environment.

(C)    “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

(t)    Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(u)    Intellectual Property. It and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the Technology Systems (as such terms are defined herein) that are used by it and its Subsidiaries in their respective businesses as currently conducted. To its Knowledge, it and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any other person in any material respect, and there is no claim pending, or to its Knowledge threatened, against it or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. It has no contracts with its directors, officers or employees which requires such officer, director or employee to assign any interest in any Intellectual Property to it or its Subsidiaries and no such officer, director or employee is party to any contract with any person that requires such officer, director or employee to assign any interest in any Intellectual Property to any person. “Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term “Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by either party and its Subsidiaries or by a third party.

(v)    Derivative Instruments. With respect to XBKS, Section 3.3(v) of its Disclosure Letter lists all derivative instruments, including but not limited to interest rate swaps, caps, floors, option agreements, futures, and forward contracts, whether entered into for its own account or for the account of one or more of its Subsidiaries or its or their customers (each, a “Derivative Contract”). Except as set forth in Section 3.3(v) of its Disclosure Letter, all Derivative Contracts were entered into (i) only in the ordinary course of business consistent with past practice, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time. Each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, and is in full force and effect. Neither it or its Subsidiaries, nor, to its Knowledge, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement, except as set forth in Section 3.3(v) of its Disclosure Letter.

(w)    Deposits. Except as set forth in Section 3.3(w) of its Disclosure Letter, as of the date hereof none of its deposits or deposits of any of its Subsidiaries are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of it or any of its Subsidiaries.

(x)    Investment Securities.

(i)    It and each of its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of it or its Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of it and each of its Subsidiaries in accordance with GAAP in all material respects.

(ii)    It and each of its Subsidiaries employs investment, securities, risk management and other policies, practices and procedures that it and each such Subsidiary believes are prudent and reasonable in the context of such businesses. Prior to the date of this agreement, each party has delivered to the other party the material terms of such policies, practices and procedures.

(y)    Takeover Laws and Provisions. It has taken all action necessary, if any, to exempt this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby from the requirements of any “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”), including without limitation Sections 13.1-725 through 13.1-728 of the VSCA (because a majority of its disinterested directors approved such transactions for such purposes before any “determination date” with respect to it) and Sections 13.1-728.1 through 13.1-728.9 of the VSCA. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(z)    Transactions with Affiliates; Transactions with Related Parties.

(i)    All “covered transactions” between it or any of its Subsidiaries and an “affiliate,” within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

(ii)    Except as set forth in Section 3.3(z)(ii) of its Disclosure Letter, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between it or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of it or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) five percent (5%) or more of its outstanding common stock (or any of such person’s immediate family members or affiliates) on the other hand, except those of a type available to its employees or its Subsidiaries generally.

(aa)    Financial Advisors.

(i)    None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, UBSH has retained Keefe, Bruyette & Woods, Inc. as its financial advisor, and XBKS has retained Sandler O’Neill & Partners, L.P. as its financial advisor, in each case pursuant to an engagement letter.

(ii)    It has made available to the other party a true and complete copy of the engagement letter with its financial advisor referenced in Section 3.3(aa)(i) above.

(bb)    Fairness Opinion. Prior to the execution of this Agreement, the Board of Directors of UBSH has received the opinion of Keefe, Bruyette & Woods, Inc. (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to UBSH. Prior to the execution of this Agreement, the Board of Directors of XBKS has received the opinion of

Sandler O’Neill & Partners, L.P. (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of XBKS Common Stock. Such opinions have not been amended or rescinded as of the date of this Agreement.

(cc)    Information Systems and Security.

(i)    It, each of its Subsidiaries, and to its Knowledge each third-party vendor to it or a Subsidiary, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through any servers, computer hardware, networks, software (whether embodied in software, firmware or otherwise), databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems maintained by or on behalf of it or its Subsidiaries (“Computer Systems”), and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. Except as set forth in Section 3.3(cc)(i) of its Disclosure Letter, to its Knowledge neither it nor any of its Subsidiaries has suffered a security incident or breach with respect to its data or Computer systems any part of which occurred within the past three (3) years.

(ii)    To its Knowledge, all of its and its Subsidiaries’ Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. Neither it nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. It and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.

(dd)    No Further Representations. Except for the representations and warranties specifically set forth in this Article 3, neither it nor its Subsidiaries nor any other person makes or shall be deemed to make any representation or warranty to the other party, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement and it hereby disclaims any such representation or warranty whether by it or any of its officers, directors, employees, agents, representatives or any other person. It acknowledges and agrees that, except for the representations and warranties specifically set forth in this Article 3, neither the other party nor its Subsidiaries nor any other person makes or shall be deemed to make any representation or warranty to it, express or implied, at law or in equity, with respect to the transactions contemplated by this Agreement.

ARTICLE 4

COVENANTS RELATED TO CONDUCT OF BUSINESS

Section 4.1    XBKS Forbearances.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by law or regulation, or as expressly set forth in the Disclosure Letter of XBKS, without the prior written consent of UBSH (which consent will not be unreasonably conditioned, withheld or delayed), XBKS agrees that it will not, and will cause each of its Subsidiaries not to:

(a)    Conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact its business organization, assets, rights and properties and preserve its relationships with its customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.

(b)    Take any action that would adversely affect or delay the ability of either party (i) to obtain any necessary approvals, consents or waivers of any Regulatory Agency or Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c)    Amend its Organizational Documents or the Organizational Documents of any of its Subsidiaries.

(d)    Other than pursuant to stock options and other stock awards outstanding as of the date hereof under the XBKS Stock Plans or pursuant to warrants to acquire shares of XBKS Common Stock outstanding as of the date hereof: (A) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights with respect thereto; (B) enter into any agreement with respect to the foregoing; or (C) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock grants, stock appreciation rights, restricted stock units or similar stock-based rights.

(e)    Enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for: (i) normal individual increases in compensation to employees (other than executive officers of it or its Subsidiaries) in the ordinary course of business consistent with past practice and consistent with the terms of the Benefit Plans of XBKS and applicable law; (ii) incentive or bonus payments payable under Benefit Plans existing on the date hereof in the ordinary course of business consistent with past practice or (iii) in connection with hiring a new employee to replace a similarly situated employee who has annual compensation of less than $100,000.

(f)    Enter into, amend or terminate (except as may be required by applicable law or the terms of any Benefit Plan) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder, except as otherwise specifically permitted in this Agreement.

(g)    Exchange, cancel, borrow from, surrender, or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate owned life insurance covering any current or former employee, other than any increase in the death benefit in the ordinary course of business consistent with past practice, or any such change that is required by law or regulation.

(h)    Incur any material obligation, indebtedness or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge or encumber any of its material assets, or dispose of any of its material assets in any other manner, except in the ordinary course of its business and for adequate value, except as otherwise specifically permitted in this Agreement.

(i)    Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(j)    Make any material investment in or acquisition of (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other person other than its wholly owned Subsidiaries, except by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business.

(k)    Implement or adopt any material change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law, or as recommended by XBKS’ outside auditor.

(l)    Make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes.

(m)    Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law or regulation.

(n)    Enter into any new line of business or change its investment, risk and asset liability management and other banking and operating policies that are material to it and its Subsidiaries, taken as a whole, except as required by applicable law or regulation or by then applicable market conditions.

(o)    Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(p)    Take any other action that would make any representation or warranty in Article 3 hereof untrue.

(q)    Make, renew, restructure or otherwise modify any loans or extensions of credit that would result in the aggregate amount of the lending relationship to any one borrower or its affiliates to exceed $15,000,000 or, if the total lending relationship to any one borrower and its affiliates is in excess of $15,000,000 as of the date of this Agreement, to make, renew, restructure or otherwise modify any loan or extension of credit for such borrower and its affiliates; provided that any consent sought from UBSH pursuant to this clause (q) shall be given within three (3) business days after the relevant loan package is provided to UBSH.

(r)    Make any material changes to its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans, or to its hedging practices and policies, in each case except as required by law or by a Regulatory Agency.

(s)    (i) Enter into, modify, amend, terminate, fail to renew, cancel or extend any XBKS Material Contract or expressly waive any material benefits under any XBKS Material Contract, other than in the ordinary course of business consistent with past practice; (ii) purchase or otherwise acquire any investment securities or enter into any Derivative Contract other than as provided in XBKS’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice; or (iii) make any capital expenditures in the aggregate in excess of $250,000 and other than expenditures necessary to maintain existing assets in good repair.

(t)    Materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any investment security rated below investment grade, in all cases except as provided in XBKS’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice.

(u)    Settle any material claim, suit, action or proceeding, except (i) in the ordinary course of business consistent with past practice involving a settlement in an amount and for consideration not in excess of $500,000 and that would not impose any material restriction on the business of it or its Subsidiaries or the Continuing Corporation; and (ii) as set forth in Section 4.1(u) of its Disclosure Letter.

(v)    Adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization.

(w)    Agree to take any of the actions prohibited by this Section 4.1.

Section 4.2    UBSH Forbearances.

From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, , as required by law or regulation, or as expressly set forth in the Disclosure Letter of UBSH, without the prior written consent of XBKS (which consent will not be unreasonably conditioned, withheld or delayed), UBSH agrees that it will not, and will cause each of its Subsidiaries not to:

(a)    Conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact its business organization, assets, rights and properties and preserve its relationships with its customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.

(b)    Take any action that would adversely affect or delay the ability of either party (i) to obtain any necessary approvals, consents or waivers of any Regulatory Agency or Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

(c)    Amend its Organizational Documents or the Organizational Documents of any of its Subsidiaries.

(d)    Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law or regulation.

(e)    Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(f)    Take any other action that would make any representation or warranty in Article 3 hereof untrue.

(g)    Adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization.

(h)    Agree to take any of the actions prohibited by this Section 4.2.

Section 4.3    Transition.

To facilitate the integration of the operations of UBSH and XBKS and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of UBSH and XBKS shall, and shall cause its Subsidiaries to, consult with the other on all material strategic and operational matters to the extent such consultation is practical and not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

Section 4.4    Control of the Other Party’s Business.

Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Section 4.1 and Section 4.2) shall give UBSH, directly or indirectly, the right to control or direct the operations of XBKS, and nothing contained in this Agreement shall give XBKS, directly or indirectly, the right to control or direct the operations of UBSH. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.

ARTICLE 5

ADDITIONAL AGREEMENTS

Section 5.1    Reasonable Best Efforts.

Subject to the terms and conditions of this Agreement, the parties will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of UBSH, on the one hand, and a Subsidiary of XBKS, on the other) or to vest the Continuing Corporation or any of its Subsidiaries with full title to all properties, assets, rights, approvals, immunities and franchises of XBKS or any of its Subsidiaries, the proper officers and directors of UBSH and its respective Subsidiaries shall have the power to take all such necessary action on behalf of XBKS and its Subsidiaries as may be reasonably requested by the Continuing Corporation.

Section 5.2    Access to Information; Notice of Certain Events; Confidentiality.

(a)    During the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, each party will permit the other party to make or cause to be made such investigation of its operational, financial and legal condition as the other party reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unnecessarily with normal operations. No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth in this Agreement.

(b)    Each party will give (and in the case of clause (ii) will use commercially reasonable efforts to give) prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming actually aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

(c)    Each party shall comply, and shall use its reasonable best efforts to cause each of its directors, officers, employees, attorneys and advisors to comply, with all of their respective obligations under the letter agreement, dated as of April 7, 2017 (the “Confidentiality Agreement”), between UBSH and XBKS, which agreement shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.3    Registration Statement; Joint Proxy Statement; SEC Filings.

(a)    Each party will cooperate with the other party, and their representatives, in the preparation of the Registration Statement and the Joint Proxy Statement. Neither the Joint Proxy Statement nor the Registration Statement shall be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Joint Proxy Statement or the Registration Statement shall be filed by UBSH or XBKS without consultation with the other party and its counsel. Each party will advise the other, promptly after it receives notice thereof, of any request by the SEC to amend the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and the parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. UBSH will use its reasonable best efforts, in which XBKS will reasonably cooperate as necessary, to file the Registration Statement, including the Joint Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable after the date of this Agreement and to cause the Registration Statement to be declared effective under the Securities Act, as promptly as reasonably practicable after the filing thereof, and UBSH and XBKS shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders.

(b)    Each party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the respective shareholder meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.

Section 5.4    Shareholder Approvals.

(a)    As promptly as reasonably practicable after the date the Registration Statement is declared effective, UBSH shall call a meeting of its shareholders for the purpose of obtaining the UBSH Shareholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “UBSH Shareholders Meeting”). Subject to Section 5.5, the Board of Directors of UBSH shall (i) recommend to UBSH’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “UBSH Board Recommendation”), (ii) include the UBSH Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the UBSH Shareholder Approval.

(b)    As promptly as reasonably practicable after the date the Registration Statement is declared effective, XBKS shall call a meeting of its shareholders for the purpose of obtaining the XBKS Shareholder Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the “XBKS Shareholders Meeting”). Subject to Section 5.5, the Board of Directors of XBKS shall (i) recommend to XBKS’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “XBKS Board Recommendation”), (ii) include the XBKS Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the XBKS Shareholder Approval.

(c)    UBSH and XBKS shall use their reasonable best efforts to hold their respective shareholder meetings on the same day.

(d)    Promptly following the UBSH Shareholder Approval and the XBKS Shareholder Approval, UBSH, as the sole shareholder of Union Bank, and XBKS, as the sole shareholder of XBKS, each in such capacity, will approve the Bank Merger Agreement, whether at a meeting or by written consent.

Section 5.5    No Other Acquisition Proposals.

(a)    Each party agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors and employees and will instruct and use reasonable best efforts to cause its and their agents and representatives (including any financial advisor, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, endorse, or knowingly encourage or knowingly facilitate any inquiries, proposals or offers with respect to or any inquiry, proposal or offer that is reasonably likely to lead to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Proposal (as defined herein).

(b)    Notwithstanding Section 5.5(a), nothing contained in this Agreement shall prohibit either party, prior to its respective meeting of shareholders to be held pursuant to Section 5.4 and subject to compliance with the other terms of this Section 5.5, from furnishing confidential or nonpublic information to, or engaging or participating in discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to such party (that did not result from a material breach of this Section 5.5)

if (i) such party’s board of directors concludes in good faith, after consultation with outside legal counsel, that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law, (ii) before furnishing any confidential or nonpublic information, such party receives from such person or entity an executed confidentiality agreement on terms no less restrictive with respect to the confidential treatment of information by such party than the Confidentiality Agreement, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with such party, provided, that any non-public information provided to any person given such access shall have previously been provided to the other party or shall be provided to the other party prior to or concurrently with the time it is provided to such person, and (iii) such party’s board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below). Each party shall immediately (within twenty-four (24) hours) notify the other party orally and in writing of its receipt of any such Acquisition Proposal, the material terms and conditions thereof and, the identity of the person making such Acquisition Proposal, and will thereafter keep the other party apprised of any related material developments, discussions and negotiations on a reasonably current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(c)    For purposes of this Agreement, an “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving UBSH or XBKS, or their respective Subsidiaries: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the party; (ii) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of a party and its Subsidiaries or 20% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the party; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the party. Solely for purposes of Section 7.4(a), all references to “20% or more” in such definition shall be deemed to be references to “50% or more.”

(d)    For purposes of this Agreement, a “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of XBKS or UBSH, as the case may be, concludes in good faith, after consultation with its outside financial and legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal, including the likelihood of obtaining financing, and including the terms and conditions of this Agreement (as it may be proposed in writing to be amended by XBKS or UBSH, as applicable) would, if consummated, result in a transaction that is more favorable to the shareholders of XBKS or UBSH, as the case may be, from a financial point of view, than the transactions contemplated by this Agreement (as it may be proposed in writing to be amended by XBKS or UBSH, as applicable); provided that, for purposes of this definition of “Superior Proposal,” “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.5(c), except the reference to “20% or more” in such definition shall be deemed to be a reference to “50% or more” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving UBSH or XBKS or one of their respective banking Subsidiaries.

(e)    Except as provided in Section 5.5(f), neither the Board of Directors of XBKS, the Board of Directors of UBSH, nor, in each case, any committee thereof shall withhold, withdraw or modify in any manner adverse to the other party, or propose publicly to withhold, withdraw or modify in any manner adverse to the other party, the approval or recommendation of the Board of Directors of XBKS or UBSH, as applicable, or any such committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in XBKS Recommendation” or a “Change in UBSH Recommendation,” respectively).

(f)    Notwithstanding anything in this Agreement to the contrary, the Board of Directors of XBKS or UBSH, as applicable, may either:

(i)    terminate this Agreement pursuant to Section 7.1(i) or Section 7.1(j), as the case may be, and enter into a definitive agreement with respect to a Superior Proposal provided that such party shall pay the Termination Fee required to be paid pursuant to Section 7.4(b) or Section 7.4(c), as the case may be; or

(ii)    make a Change in XBKS Recommendation or a Change in UBSH Recommendation, as applicable,

(iii)    if and only if in the case of both clause (i) and (ii) above, (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.5) is made to XBKS or UBSH, as applicable, by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Directors of XBKS or UBSH, as applicable, has concluded in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of XBKS or UBSH, as applicable, have concluded in good faith (after consultation with their outside legal counsel) that failure to do so would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law, (D) five (5) business days shall have elapsed since the party proposing to take such action has given written notice to the other party advising such other party that the notifying party intends to take such action and specifying in reasonable detail the reasons therefor, including, the terms and conditions of any such Acquisition Proposal that is the basis of the proposed action (a “Notice of Change”) (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Change, except that, in such case, the five (5) business day period referred to in this clause (D) and in clauses (E) and (F) shall be reduced to three (3) business days following the giving of such new Notice of Change), (E) during such five (5) business day period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with such party regarding, any adjustment or modification of the terms of this Agreement proposed in writing by the other party, and (F) the board of directors of the party proposing to take such action, following such five (5) business day period, again reasonably determines in good faith (after consultation with its outside legal counsel and its financial advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by the other party by the conclusion of such five (5) business day period)

that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable law.

(g)    Nothing contained in this Agreement shall prohibit XBKS, UBSH or their respective Boards of Directors or any committee thereof from at any time taking and disclosing to XBKS’s or UBSH’s shareholders, as applicable, a position contemplated by Rule 14d-9, Rule 14e-2(a), or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided that any such disclosure shall be deemed to be a Change in XBKS Recommendation or a Change in UBSH Recommendation, as applicable, unless the Board of Directors reaffirms the XBKS Board Recommendation, in the case of XBKS, or the UBSH Board Recommendation, in the case of UBSH, in such statement without qualification, and shall have the consequences provided for in this Agreement.

Section 5.6    Applications and Consents.

(a)    The parties hereto shall cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of each Regulatory Agency or Governmental Authority and all third parties necessary to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”) and will make all necessary filings, including supplemental responses thereto, in respect of the Regulatory Approvals as soon as practicable.

(b)    Each party hereto will promptly furnish to the other party copies of applications filed with all Regulatory Agencies or Governmental Authorities and copies of written communications received by such party from any Regulatory Agency or Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to the consummation of the transactions contemplated hereby. All documents that the parties or their respective Subsidiaries are responsible for filing with any Regulatory Agency or Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

Section 5.7    Public Announcements.

Prior to the Effective Time, the parties hereto will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad based employee communication that is reasonably likely to become the subject of public disclosure); provided, that nothing in this Section 5.7 or Section 5.5 shall prohibit any party from making any disclosure necessary in order to satisfy such party’s disclosure obligations imposed by applicable law or the rules established by the NASDAQ Stock Market or any other self-regulatory organization.

Section 5.8    Employee Benefit Plans.

(a)    As of the Effective Time and for a period of one year thereafter, the Continuing Corporation shall provide to employees of XBKS and its Subsidiaries, who after the Effective Time become employees of the Continuing Corporation or its Subsidiaries (“XBKS Continuing Employees”) (i) base salary or wages that are comparable to the base salary or wages provided to similarly situated employees of the Continuing Corporation and its Subsidiaries; (ii) incentive compensation opportunities that are comparable to the incentive compensation opportunities provided to similarly situated employees of the Continuing Corporation and its Subsidiaries and (iii) employee benefits which are, in the aggregate, comparable to the employee benefits provided to similarly situated employees of the Continuing Corporation and its Subsidiaries; provided that the Continuing Corporation may provide such benefits to XBKS Continuing Employees under the Benefit Plans of XBKS or a Subsidiary, under benefit plans maintained by the Continuing Corporation (“Continuing Corporation Plans”) or by a combination thereof.

(b)    For purposes of eligibility and participation, but not benefit accrual, service with or credited by XBKS or any of its Subsidiaries (including service with any predecessor of XBKS or any of its Subsidiaries) shall be treated as service with the Continuing Corporation. For purposes of vacation and sick leave under the Union Time Away From Work Policy (“Union PTO Policy”), XBKS Continuing Employees will receive benefit credit for prior service and will be eligible to rollover, for short-term disability leave only, into the “PTOR” subaccount of the Union PTO Policy, up to a maximum of 40 hours of unused amounts that were carried over from the prior year under XBKS’s paid time off policy.

(c)    To the extent permitted under applicable law, the Continuing Corporation shall cause welfare Continuing Corporation Plans that cover the XBKS Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the corresponding Benefit Plans of XBKS or a Subsidiary), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the XBKS Continuing Employees under welfare Benefit Plans maintained by XBKS to be credited to such XBKS Continuing Employees under welfare Continuing Corporation Plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by such XBKS Continuing Employees under welfare Continuing Corporation Plans.

(d)    Prior to the Effective Time, XBKS shall vest one hundred percent all accrued benefits for affected participants under the Virginia Bankers Association Master Defined Contribution Plan for Xenith Bankshares (the “XBKS 401(k) Plan”), effective on and subject to the consummation of the Merger. On or within four months following the Effective Time, UBSH shall cause the XBKS 401(k) Plan to be merged into the 401(k) plan maintained by UBSH (the “UBSH 401(k) Plan” and together with the XBKS 401(k) Plan, each a “401(k) Plan”). Each party agrees to amend its 401(k) Plan to the extent necessary to ensure that there is no duplication of participation or benefits under the 401(k) Plans and XBKS agrees to amend its 401(k) Plan effective immediately prior to the Effective Time, to provide that no additional amounts under the XBKS 401(k) Plan may be invested in the XBKS stock fund under the XBKS 401(k) Plan on or after the Effective Time. No XBKS Continuing Employee shall be eligible to participate in the 2017 UBSH/Union Bank profit sharing program, which amounts are (if any) payable in 2018.

(e)    All employees of XBKS or a Subsidiary with employment agreements are listed in Section 5.8(e) of the XBKS Disclosure Letter and XBKS and UBSH agree that Section 5.8(e) of the XBKS Disclosure Letter shall apply to such employees. UBSH will decide prior to the Effective Time which of those employees will receive an offer of employment with the Continuing Corporation. Any such employee who receives and accepts an offer of employment will be employed by the Continuing Corporation or a Subsidiary as an at-will employee and pursuant to terms established by the Continuing Corporation and will be an XBKS Continuing Employee. Any such XBKS Continuing Employee shall be eligible, immediately following the Effective Time, to become a participant in a Continuing Corporation severance plan, which plan shall be determined based on his or her position and shall be similar to the plan applicable to similarly situated employees of the Continuing Corporation.

(f)    Prior to the Effective Time, UBSH and XBKS shall consult with respect to how benefits will be provided to the XBKS Continuing Employees, e.g., by continued participation in the Benefit Plans of XBKS or a Subsidiary, by participation in Continuing Corporation Plans or a combination thereof. In consultation with UBSH, XBKS shall terminate any Benefit Plan of XBKS or a Subsidiary (other than the XBKS 401(k) Plan), in accordance with applicable law and effective immediately prior to the Effective Time, if the XBKS Continuing Employees will become eligible to participate in the corresponding Continuing Corporation Plan at the Effective Time, and pay any benefits due thereunder in accordance with the terms of any such plan.

(g)    Nothing in this Section 5.8 shall be construed to limit the right of the Continuing Corporation or any of its Subsidiaries, from and after the Effective Time, to amend or terminate any of the benefit plans maintained by UBSH or XBKS or their respective Subsidiaries before the Effective Time to the extent that such benefit plans permit any such amendment or termination.

Section 5.9    Reservation of Shares; NASDAQ Listing.

(a)    UBSH shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of Continuing Corporation Common Stock to be issued pursuant to this Agreement, and to cause all such shares, when issued pursuant to this Agreement, to be duly authorized, validly issued, fully paid and nonassessable.

(b)    UBSH shall use all reasonable best efforts to cause the shares of the Continuing Corporation Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

Section 5.10    Indemnification.

(a)    Following the Effective Time, the Continuing Corporation and its Subsidiaries, as the case may be, shall jointly and severally indemnify, defend and hold harmless, and advance expenses to any person who has rights to indemnification or advancement of expenses from XBKS or any of its Subsidiaries (an “Indemnified Party”) (in any capacity), to the same extent and on the same conditions as such person was entitled to indemnification or advancement of expenses pursuant to applicable law and XBKS’s Organizational Documents or any XBKS Subsidiary’s Organizational Documents, as the case may be, or any indemnification agreements to which an Indemnified Party is a party as in effect on the date of this Agreement, subject, in the case of advancement of expenses, to the Indemnified Party providing a written undertaking to repay such advancements as contemplated by Section 13.1-699A of the VSCA. Without limiting the foregoing, in any case or proceeding in which corporate approval may be required to effectuate any indemnification, the Continuing Corporation or its applicable Subsidiary shall direct, if any Indemnified Party elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between the Continuing Corporation or such Subsidiary and such Indemnified Party.

(b)    The Continuing Corporation shall, at or prior to the Effective Time, purchase a six (6) year “tail” prepaid policy on the same terms and conditions as the existing directors’ and officers’ liability (including fiduciary and cyber coverage) insurance maintained by XBKS from insurance carriers with comparable credit ratings, covering, without limitation, the Merger; provided, however, that the cost of such “tail” policy shall in no event exceed three hundred percent (300%) of the amount of the last annual premium paid by XBKS for such existing directors’ and officers’ liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, the Continuing Corporation would be required to expend more than three hundred percent (300%) of current annual premiums, the Continuing Corporation will obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to three hundred percent (300%) of current annual premiums.

(c)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to XBKS or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

(d)    This covenant is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her respective heirs and legal representatives. The rights to indemnification and advancement of expenses and the other rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(e)    If the Continuing Corporation or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Continuing Corporation will cause proper provision to be made so that the successors and assigns of the Continuing Corporation will expressly assume the obligations set forth in this Section 5.10. For the avoidance of doubt, to the extent required by any agreement previously entered into by XBKS in connection with a merger, acquisition or other business combination, the provisions of this Section 5.10 shall apply to directors, officers, employees and fiduciaries of predecessor entities previously acquired by XBKS.

Section 5.11    Employment and Other Arrangements.

Except for employees of XBKS or a Subsidiary listed in Section 5.8(e) of the XBKS Disclosure Letter, XBKS and UBSH agree that each employee of XBKS and its Subsidiaries who is involuntarily terminated by XBKS following the date of this Agreement and before the Effective Time shall receive severance payments pursuant to the severance practice in use by XBKS as of the date of this Agreement, subject to the execution of a release by such employee. Except for employees of XBKS or a Subsidiary listed in Section 5.8(e) of the XBKS Disclosure Letter, XBKS and UBSH agree that each employee of XBKS and its Subsidiaries who is involuntarily terminated by the Continuing Corporation or a Subsidiary on and after the Effective Time and through the first anniversary after the Effective Time shall receive severance payments pursuant to the Xenith Bank Severance Pay Plan, subject to the execution of a release by such employee. Employees of XBKS or a Subsidiary who are not listed in Section 5.8(e) of the XBKS Disclosure Letter shall not be eligible to receive severance benefits under any UBSH/Union Bank severance plan during the one-year period after the Effective Time.

Section 5.12    Consent to Assign and Use Leased Premises.

On Section 5.12 of its Disclosure Letter, XBKS has provided a list of all leases with respect to real or personal property used by it or any Subsidiary. With respect to the leases disclosed in Section 5.12 of its Disclosure Letter, XBKS and each of its Subsidiaries will use commercially reasonable best efforts to obtain all consents necessary or appropriate to transfer and assign, as of the Effective Time, all right, title and interest of XBKS and each of its Subsidiaries to the Continuing Corporation and to permit the use and operation of the leased premises by the Continuing Corporation.

Section 5.13    Change of Method.

UBSH and XBKS shall be empowered, upon their mutual agreement and at any time prior to the Effective Time, to change the method or structure of effecting the combination of UBSH and XBKS (including the provisions of Article 1 and Article 2), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio or Merger Consideration, (ii) adversely affect the tax treatment of XBKS’s or UBSH’s shareholders pursuant to this Agreement, (iii) adversely affect the tax treatment of XBKS or UBSH pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated hereby in a timely manner; and provided further that no such change shall be made that would materially affect the tax consequences to XBKS or its shareholders without the prior written consent of XBKS (such consent not to be unreasonably withheld, conditioned or delayed). The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.2.

Section 5.14    Takeover Laws.

If any Takeover Laws may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible (other than as contemplated by Section 5.4) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.

Section 5.15    Supplemental Indentures.

(a)    Prior to the Effective Time, XBKS and UBSH shall take all actions necessary for UBSH to enter into a supplemental indenture or other documents with the trustee of XBKS’s trust preferred securities to evidence the succession of UBSH as the obligor on those securities as of the Effective Time and the parties hereto shall provide any opinion of counsel to the trustee required to make such assumptions effective. UBSH shall be responsible for the form of supplemental indenture, which form shall be reasonably acceptable to XBKS. UBSH agrees to assume XBKS’s obligations under the above indentures and related subordinated debentures as well as under guaranty agreements related to the trust preferred securities issued by XBKS’s trust subsidiaries.

(b)    Prior to the Effective Time, XBKS and UBSH shall take all actions necessary for UBSH to enter into a supplemental indenture or other documents with the trustee of XBKS’s subordinated notes to evidence the succession of UBSH as the obligor on those securities as of the Effective Time and the parties hereto shall provide any opinion of counsel to the trustee required to make such assumptions effective. UBSH shall be responsible for the form of supplemental indenture, which form shall be reasonably acceptable to XBKS. UBSH agrees to assume XBKS’s obligations under the above indenture.

Section 5.16    Shareholder Litigation.

XBKS shall give UBSH prompt notice of any shareholder litigation against such party or its directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give UBSH the opportunity to consult in the defense of any shareholder litigation relating to the transactions contemplated by this Agreement, and shall give UBSH the right to review and comment on all filings or responses to be made by XBKS in connection with any such litigation, and the right to consult on the settlement with respect to any such litigation, and XBKS will in good faith take such comments into account. In addition, no such settlement by XBKS shall be agreed to without UBSH’s prior written consent, and no such consent of UBSH shall be unreasonably withheld, conditioned or delayed.

Section 5.17    Section 16 Matters.

XBKS and UBSH agree that, to most effectively compensate and retain XBKS Insiders (as defined below), both prior to and after the Effective Time, it is desirable that XBKS Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of XBKS Common Stock and XBKS Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 5.17. XBKS shall deliver to UBSH in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of XBKS subject to the reporting requirements of Section 16(a) of the Exchange Act (the “XBKS

Insiders”), and the Board of Directors of UBSH and of XBKS, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of XBKS) any dispositions of XBKS Common Stock or XBKS Equity Awards (including the conversion of XBKS Warrants into warrants to purchase Continuing Corporation Common Stock) by the XBKS Insiders, and (in the case of UBSH) any acquisitions of Continuing Corporation Common Stock or warrants to purchase Continuing Corporation Common Stock by any XBKS Insiders who (if any), immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

ARTICLE 6

CONDITIONS TO THE MERGER

Section 6.1    General Conditions.

The respective obligations of each party to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.2.

(a)    Corporate Action. The UBSH Shareholder Approval and the XBKS Shareholder Approval shall have been obtained.

(b)    Regulatory Approvals. UBSH and XBKS shall have received all Regulatory Approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, that no such approvals shall contain any conditions, restrictions or requirements that would, after the Effective Time, have or be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Continuing Corporation and its Subsidiaries taken as a whole (after giving effect to the Merger).

(c)    Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(d)    NASDAQ Listing. The shares of the Continuing Corporation Common Stock to be issued to the holders of XBKS Common Stock, XBKS Restricted Stock Awards, and XBKS RSU Awards upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Market, subject to official notice of issuance.

(e)    No Injunctions or Legal Restraints; Illegality. Neither party shall be subject to any order, decree or injunction of a Governmental Authority of competent jurisdiction that enjoins or prohibits or makes illegal the consummation of the Merger.

Section 6.2    Conditions to Obligations of UBSH.

The obligations of UBSH to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by UBSH pursuant to Section 8.2.

(a)    Representations and Warranties. The representations and warranties of XBKS, after giving effect to Section 3.1 and Section 3.2, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and UBSH shall have received a certificate, dated as of the Closing Date, signed on behalf of XBKS by the Chief Executive Officer and Chief Financial Officer of XBKS to such effect.

(b)    Performance of Obligations. XBKS shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date, and UBSH shall have received a certificate, dated as of the Closing Date, signed on behalf of XBKS by the Chief Executive Officer and Chief Financial Officer of XBKS to such effect.

(c)    Federal Tax Opinion. UBSH shall have received a written opinion, dated the Closing Date, from its counsel Troutman Sanders LLP in form and substance reasonably satisfactory to UBSH, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of UBSH and XBKS reasonably satisfactory in form and substance to such counsel.

(d)    XBKS Voting Agreements. All of the voting agreements between UBSH, XBKS and the holders of XBKS Common Stock set forth on Section 6.2(d) of the Disclosure Letter of XBKS, each of which is in the form attached as Exhibit 6.2(d) hereof, shall be in full force and effect upon the Effective Time.

(e)    XBKS Affiliate Agreements. All of the affiliate agreements between UBSH, XBKS and the holders of XBKS Common Stock set forth on Section 6.2(e) of the Disclosure Letter of XBKS, each of which is in the form attached as Exhibit 6.2(e) hereof, shall be in full force and effect upon the Effective Time.

Section 6.3    Conditions to Obligations of XBKS.

The obligations of XBKS to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by XBKS pursuant to Section 8.2.

(a)    Representations and Warranties. The representations and warranties of UBSH, after giving effect to Section 3.1 and Section 3.2, shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and XBKS shall have received a certificate, dated as of the Closing Date, signed on behalf of UBSH by the Chief Executive Officer and Chief Financial Officer of UBSH to such effect.

(b)    Performance of Obligations. UBSH shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date, and XBKS shall have received a certificate, dated as of the Closing Date, signed on behalf of UBSH by the Chief Executive Officer and Chief Financial Officer of UBSH to such effect.

(c)    Federal Tax Opinion. XBKS shall have received a written opinion, dated the Closing Date, from its counsel, Hunton & Williams LLP, in form and substance reasonably satisfactory to XBKS, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of XBKS and UBSH reasonably satisfactory in form and substance to such counsel.

(d)    UBSH Affiliate Agreements. All of the affiliate agreements between UBSH, XBKS and the holders of UBSH Common Stock set forth on Section 6.3(d) of the Disclosure Letter of XBKS, each of which is in the form attached as Exhibit 6.3(d) hereof, shall be in full force and effect upon the Effective Time.

ARTICLE 7

TERMINATION

Section 7.1    Termination.

This Agreement may be terminated and the Merger and the other transactions contemplated hereby abandoned at any time before the Effective Time, whether before or after the approval of the Merger by the shareholders of UBSH or XBKS, as provided below:

(a)    By the mutual consent in writing of UBSH and XBKS;

(b)    By either UBSH or XBKS, evidenced by written notice, if the Merger has not been consummated by March 31, 2018, provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)    By either UBSH or XBKS in the event any Regulatory Approval required to be obtained pursuant to Section 6.1(b) has been denied by the relevant Governmental Authority and such denial has become final and nonappealable or any Governmental Authority of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, unless the denial of such regulatory approval shall be due to, or materially contributed to by, the fault of the party seeking to terminate this Agreement to perform or observe the covenants or agreements of such party set forth in this Agreement;

(d)    By either UBSH or XBKS (provided that the terminating party is not then in material breach of any representation or warranty contained in this Agreement or in material breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation, warranty or obligation of the other party contained in this

Agreement which is not cured within thirty (30) days after the giving of written notice to the breaching party or by its nature cannot be cured within such time period and which breach or inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under Section 6.2(a) and (b) in the case of UBSH and Section 6.3(a) and (b) in the case of XBKS;

(e)    By UBSH, at any time prior to the XBKS Shareholder Approval, (i) if XBKS has failed to make the XBKS Board Recommendation, (ii) upon a Change in XBKS Recommendation or upon XBKS’s approval, adoption, endorsement or recommendation of any Acquisition Proposal or (iii) if XBKS has failed to comply in all material respects with its obligations under Section 5.4(b) and Section 5.5;

(f)    By either UBSH or XBKS, if the XBKS Shareholder Approval shall not have been obtained at the XBKS Shareholders Meeting;

(g)    By XBKS, at any time prior to the UBSH Shareholder Approval, (i) if UBSH has failed to make the UBSH Board Recommendation, (ii) upon a Change in UBSH Recommendation or upon UBSH’s approval, adoption, endorsement or recommendation of any Acquisition Proposal or (iii) if UBSH has failed to comply in all material respects with its obligations under Section 5.4(a) and Section 5.5;

(h)    By either XBKS or UBSH, if the UBSH Shareholder Approval shall not have been obtained at the UBSH Shareholders Meeting;

(i)    By UBSH if the Board of Directors of UBSH determines to enter into a definitive agreement to accept a Superior Proposal in accordance with Section 5.5(f), provided that UBSH pays to XBKS the Termination Fee simultaneously with such termination pursuant to Section 7.4(c); or

(j)    By XBKS if the Board of Directors of XBKS determines to enter into a definitive agreement to accept a Superior Proposal in accordance with Section 5.5(f), provided that XBKS pays to UBSH the Termination Fee simultaneously with such termination pursuant to Section 7.4(b).

Section 7.2    Effect of Termination.

In the event of termination of this Agreement by either party as provided in Section 7.1, none of UBSH, XBKS, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c) (Confidentiality), Section 5.7 (Public Announcements), Section 7.1 (Termination), Section 7.2 (Effect of Termination), Section 7.4 (Termination Fee) and Article 8 (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

Section 7.3    Non-Survival of Representations, Warranties and Covenants.

None of the representations, warranties, covenants or agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement and the XBKS Voting Agreements, all of which shall survive in accordance with their respective terms) shall survive the Effective Time, except for Sections 5.9, 5.11 and 5.12 for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

Section 7.4    Termination Fee.

(a)    In the event that (i) an Acquisition Proposal with respect to XBKS shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of XBKS, or any person or entity shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to XBKS after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by XBKS or UBSH pursuant to Section 7.1(b) (unless the condition set forth in Section 6.1(b) has not been satisfied on or before March 31, 2018), (B) by UBSH pursuant to Section 7.1(d) or (C) by UBSH or XBKS pursuant to Section 7.1(f) and (iii) prior to the date that is twelve (12) months after the date of such termination XBKS enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then XBKS shall, on the earlier of the date it enters into such definitive agreement or the date of consummation of such transaction, pay UBSH a fee equal to $26,500,000 (the “Termination Fee”) by wire transfer of immediately available funds to the account or accounts designated by UBSH.

(b)    In the event this Agreement is terminated by UBSH pursuant to Section 7.1(e) or by XBKS pursuant to Section 7.1(j), then XBKS shall, on the date of termination, pay UBSH the Termination Fee by wire transfer of immediately available funds to the account or accounts designated by UBSH.

(c)    In the event this Agreement is terminated by XBKS pursuant to Section 7.1(g) or by UBSH pursuant to Section 7.1(i), then UBSH shall, on the date of termination, pay XBKS the Termination Fee by wire transfer of immediately available funds to the account or accounts designated by XBKS.

(d)    Each of UBSH and XBKS acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, UBSH and XBKS, respectively, would not enter into this Agreement. Accordingly, if UBSH or XBKS, as applicable, fails promptly to pay the amount due pursuant to this Section 7.4, and, in order to obtain such payment, UBSH or XBKS, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in this Section 7.4, UBSH or XBKS, as applicable, shall pay to the other party its fees and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

(e)    Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 7.1, the maximum aggregate amount of monetary fees, liabilities or damages payable by a single party under this Agreement shall be equal to the Termination Fee, and neither party shall be obligated to pay the Termination Fee on more than one occasion.

Section 7.5    Expenses.

Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC and other Governmental Authorities in connection with the Merger shall be borne equally by UBSH and XBKS.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1    Entire Agreement.

This Agreement, including the Disclosure Letters and Exhibits, contains the entire agreement between UBSH and XBKS with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

Section 8.2    Waiver and Amendment.

Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the later of the date of the UBSH Shareholders Meeting or the XBKS Shareholders Meeting, except statutory requirements and requisite approvals of shareholders and Regulatory Approvals.

Section 8.3    Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof. The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia.

Section 8.4    Notices.

All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) when personally delivered or facsimile transmitted (with confirmation), or (ii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to UBSH:

John C. Asbury

President and Chief Executive Officer

Union Bankshares Corporation

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

Fax:    (804) 343-9790

with a copy to:

Jacob A. Lutz, III

R. Mason Bayler Jr.

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, Virginia 23219

Fax:    (804) 698-6014

If to XBKS:

T. Gaylon Layfield, III

Xenith Bankshares, Inc.

One James Center, 901 E. Cary Street

Suite 1700

Richmond, Virginia 23219

Fax:    (804) 433-2194

with a copy to:

T. Justin Moore, III

Brian L. Hager

Hunton & Williams LLP

951 East Byrd Street

Richmond, Virginia 23219

Fax:    (804) 788-8218

Section 8.5    Counterparts; Facsimile Signature.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes.

Section 8.6    Assignment; Third Party Beneficiaries.

Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided, including without limitation Sections 5.8, 5.10 and 5.11, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability (but specifically excluding the obligations set forth in Sections 5.8, 5.10 and 5.11) to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7    Specific Performance.

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 8.8    Waiver of Jury Trial.

Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

Section 8.9    Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

UNION BANKSHARES CORPORATION,

By:	/s/ John C. Asbury
John C. Asbury
President and Chief Executive Officer

XENITH BANKSHARES, INC.

By:	/s/ T. Gaylon Layfield, III
T. Gaylon Layfield, III
Chief Executive Officer

Exhibit 1.1

Form of Plan of Merger

See attached.

EXHIBIT 1.1

PLAN OF MERGER

merging

XENITH BANKSHARES, INC.,

a Virginia corporation

with and into

UNION BANKSHARES CORPORATION,

a Virginia corporation

ARTICLE 1

Terms of the Merger

1.1	The Merger.

Xenith Bankshares, Inc., a Virginia corporation (“XBKS”), shall, at the time of issuance of the Certificate of Merger by the State Corporation Commission (the “SCC”) of the Commonwealth of Virginia (or at such later time as may be specified in the Articles of Merger filed with the SCC) (such time being referred to herein as the “Effective Time”), be merged (the “Merger”) with and into Union Bankshares Corporation, a Virginia corporation (“UBSH”). UBSH shall be the surviving corporation (the “Continuing Corporation”) in the Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia, and the separate corporate existence of XBKS shall terminate.

1.2	Effects of the Merger.

At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of XBKS and UBSH shall be vested in the Continuing Corporation, and all debts, liabilities and duties of XBKS and UBSH shall be the debts, liabilities and duties of the Continuing Corporation.

Ex.1.1-1

ARTICLE 2

ARTICLE 9 MERGER CONSIDERATION; EXCHANGE PROCEDURES

2.1	Manner and Basis of Converting Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of UBSH or XBKS or the holder of any of the following securities:

(a)    Each share of common stock, par value $1.33 per share, of UBSH (“UBSH Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Continuing Corporation and shall not be affected by the Merger.

(b)    All shares of common stock, par value $0.01 per share, of XBKS (“XBKS Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned, directly or indirectly, by UBSH or XBKS (other than shares of XBKS Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and similar accounts, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) (any such shares, the “XBKS Cancelled Shares”) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)    Each share of XBKS Common Stock, except for XBKS Cancelled Shares, issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted automatically into and exchanged for the right to receive 0.9354 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of common stock, par value $1.33 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (with respect to a given share of XBKS Common Stock, together with any cash in lieu of fractional shares of Continuing Corporation Common Stock to be paid pursuant to Section 2.6, the “Merger Consideration”) it being understood that upon the Effective Time, pursuant to Section 2.1(a), UBSH Common Stock, including the shares issued to former holders of XBKS Common Stock, shall be the Continuing Corporation Common Stock.

(d)    If, between the date hereof and the Effective Time, the outstanding shares of UBSH Common Stock or XBKS Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Exchange Ratio, and any other amounts payable pursuant to this Plan of Merger.

2.2	Exchange Procedures.

(a)    Appointment of Exchange Agent. Prior to the Effective Time, UBSH shall appoint an exchange and paying agent reasonably acceptable to XBKS (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.

(b)    At or prior to the Effective Time, UBSH shall for the benefit of holders of shares of XBKS Common Stock and the holders of XBKS Stock Options, XBKS Restricted Stock Awards, XBKS RSU Awards and the XBKS Warrants ( each as defined herein and collectively, “XBKS Equity Awards”) and for exchange in accordance with this Article 2, (i) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay (A) the cash payable in lieu of fractional shares of Continuing Corporation Common Stock and (B) the cash payable with respect to the XBKS Equity Awards (such cash deposited pursuant to this clause (i), the “Exchange Fund”), and (ii) evidence of shares in book-entry form, representing the shares of the Continuing Corporation Common Stock to be issued and paid pursuant to this Article 2.

Ex.1.1-2

(c)    Letter of Transmittal. UBSH shall prepare appropriate and customary transmittal materials on which UBSH and XBKS shall mutually agree (the “Letter of Transmittal”). The Letter of Transmittal shall specify that delivery of the Letter of Transmittal and, as applicable, title and risk of loss with respect to (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Time represent outstanding shares of XBKS Common Stock (the “Certificates”), and (ii) uncertificated shares of XBKS Common Stock represented by book-entry (“Book-Entry Shares”), in each case other than XBKS Cancelled Shares, shall be effected only upon proper delivery of the completed Letter of Transmittal and, as applicable and subject to Section 2.3(d), the surrender of the Certificates or Book-Entry Shares to the Exchange Agent. UBSH shall make available and mail the Letter of Transmittal not more than five (5) business days after the Effective Time to all persons who were record holders of shares of XBKS Common Stock immediately prior to the Effective Time, and use its reasonable best efforts to make the Letter of Transmittal available to any such shareholder who requests such Letter of Transmittal.

2.3	Exchange of Shares.

(a)     Each holder of an outstanding share of XBKS Common Stock who has properly surrendered such Certificates or Book-Entry Shares to the Exchange Agent (or has complied with Section 2.3(d), together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and such other documentation as the Exchange Agent and UBSH may reasonably require, shall be entitled to receive the Merger Consideration with respect to such share of XBKS Common Stock in accordance with Section 2.3(b).

(b)     Whenever a holder of an outstanding share of XBKS Common Stock shall become entitled to receive the Merger Consideration pursuant to Section 2.3(a), in addition to the rights of such holder set forth in Section 2.4, any such holder shall be entitled to receive:

(i)    evidence of issuance in book-entry form the number of whole shares of Continuing Corporation Common Stock into which the aggregate number of shares of XBKS Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Plan of Merger; and

(ii)    the amount of cash, if any, into which the aggregate number of shares of XBKS Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to Section 2.6 of this Plan of Merger.

For the avoidance of doubt, the Exchange Agent shall not be obligated to deliver the Merger Consideration to which any holder of XBKS Common Stock is entitled as a result of the Merger until such holder surrenders his, her or its Certificates or Book-Entry Shares, or otherwise complies with Section 2.3(d), for exchange as provided in Section 2.3(a). Whenever a holder of an outstanding share of XBKS Common Stock shall become entitled to receive any Merger Consideration, the Continuing Corporation shall use its reasonable best efforts to cause the Exchange Agent to deliver such Merger Consideration to such holder within two (2) business days thereafter.

Ex.1.1-3

(c)    Abandoned Property. Any other provision of this Plan of Merger notwithstanding, neither the Continuing Corporation nor the Exchange Agent shall be liable to a holder of XBKS Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

(d)    Lost Certificates. A holder of XBKS Common Stock whose Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive its portion of the Merger Consideration and dividends or distributions to which such shareholder shall be entitled, if any, upon compliance with reasonable conditions imposed by the Continuing Corporation and the Exchange Agent pursuant to applicable law and as required in accordance with the Continuing Corporation’s and the Exchange Agent’s standard policy (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).

(e)    Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Continuing Corporation; provided, that no such investment or losses thereon shall affect the Merger Consideration, and the Continuing Corporation shall promptly provide additional funds to the Exchange Agent for the benefit of holders of XBKS Common Stock or XBKS Equity Awards in the amount of any such losses to the extent necessary for payment of the cash portion of the Merger Consideration. Any interest or other income resulting from such investments shall be paid to the Continuing Corporation or as directed by the Continuing Corporation. Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the former holders of XBKS Common Stock or XBKS Equity Awards for twelve (12) months after the Effective Time shall, to the extent permitted by law, be paid to the Continuing Corporation. Any former holder of XBKS Common Stock who has not theretofore complied with this Article 2 shall thereafter look only to the Continuing Corporation for payment of the Merger Consideration and any unpaid dividends and distributions on Continuing Corporation Common Stock deliverable in respect of each former share of XBKS Common Stock such shareholder holds as determined pursuant to this Plan of Merger, in each case, without any interest thereon.

(f)    Rounding. All dollar amounts payable to any registered holder of XBKS Common Stock pursuant to this Article 2 shall be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares of XBKS Common Stock registered in such shareholder’s name.

2.4	Rights of Former Holders of XBKS Common Stock.

At the Effective Time, the stock transfer books of XBKS shall be closed as to holders of XBKS Common Stock, and no transfer of XBKS Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.3(a), each Book-Entry Share or Certificate shall from and after the

Ex.1.1-4

Effective Time represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of XBKS Common Stock shall be entitled to vote after the Effective Time at any meeting of Continuing Corporation shareholders the number of whole shares of Continuing Corporation Common Stock into which their respective shares of XBKS Common Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 2.3(a), but beginning thirty (30) days after the Effective Time, no such holder shall be entitled to vote on any matter until such holder surrenders such Certificate or Book-Entry Share for exchange as provided in Section 2.3(a). Whenever a dividend or other distribution is declared by the Continuing Corporation on Continuing Corporation Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Plan of Merger, but no dividend or other distribution payable to the holders of record of XBKS Common Stock, if any, as of any time subsequent to the Effective Time shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Time until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 2.3(a). However, upon surrender of such Book-Entry Share or Certificate representing XBKS Common Stock, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each Book-Entry Share or other share represented by such Certificate.

2.5	XBKS Stock Options and Other Equity-Based Awards.

(a)    At the Effective Time, each option to purchase shares of XBKS Common Stock (an “XBKS Stock Option”) granted under any equity or equity-based compensation plans maintained by XBKS under which awards are currently outstanding or any awards may be made thereunder (collectively, a “XBKS Stock Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire XBKS Common Stock and shall be automatically converted at the Effective Time without any action on the part of the holder thereof into the right to receive a cash payment in an amount equal to the product of (i) the difference between (A) the product of the average of the closing sale prices of UBSH Common Stock on the NASDAQ Global Select Market for the ten (10) full trading days ending on the trading day immediately preceding (but not including) the Effective Time and the Exchange Ratio (the “Conversion Price”) and (b) the per share exercise price of the XBKS Stock Option immediately prior to the Effective Time, and (B) the number of shares of XBKS Common Stock subject to such XBKS Stock Option, subject to any applicable withholdings authorized by Section 2.8. If the exercise price of an XBKS Stock Option immediately prior to the Effective Time is greater than the Conversion Price, then at the Effective Time such XBKS Stock Option shall be cancelled without any payment made in exchange therefor.

(b)    At the Effective Time, each restricted stock award granted under an XBKS Stock Plan, which is unvested or contingent and outstanding immediately prior to the Effective Time (an “XBKS Restricted Stock Award”), shall vest fully and shall be converted into the right to receive the Merger Consideration payable pursuant to this Plan of Merger in respect of each share of XBKS Common Stock underlying such XBKS Restricted Stock Award, and the shares of XBKS Common Stock subject to such XBKS Restricted Stock Award will be treated in the same manner as all other shares of XBKS Common Stock for such purposes.

Ex.1.1-5

(c)    At the Effective Time, each restricted stock unit award in respect of shares of XBKS Common Stock that is outstanding and unsettled, unvested or contingent immediately prior to the Effective Time (a “XBKS RSU Award”) shall vest fully and shall be converted into the right to receive, without interest, the Merger Consideration payable pursuant to this Plan of Merger in respect of each share of XBKS Common Stock underlying such XBKS RSU Award.

2.6	No Fractional Shares.

Each holder of shares of XBKS Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the product of (i) the average of the closing sale prices of UBSH Common Stock on the NASDAQ Global Select Market for the ten (10) full trading days ending on the trading day immediately preceding (but not including) the Effective Time and (ii) the Exchange Ratio.

2.7	XBKS Warrants.

(a)    At the Effective Time, each warrant to purchase shares of XBKS Common Stock (an “XBKS Warrant”) that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire XBKS Common Stock and shall be automatically converted at the Effective Time without any action on the part of the holder thereof into the right to purchase shares of Continuing Corporation Common Stock upon exercise of such XBKS Warrant, with the exercise price of each share of Continuing Corporation Common Stock subject to such XBKS Warrant and the number of shares of Continuing Corporation Common Stock subject to such XBKS Warrant determined as provided below:

(i)    the number of shares of Continuing Corporation Common Stock to be subject to the XBKS Warrant shall be equal to the product of the number of shares of XBKS Common Stock subject to the XBKS Warrant immediately prior to the Effective Time and the Exchange Ratio, provided that any fractional shares of Continuing Corporation Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii)    the exercise price per share of Continuing Corporation Common Stock under the XBKS Warrant shall be equal to the exercise price per share of Continuing Corporation Common Stock under the XBKS Warrant immediately prior to the Effective Time divided by the Exchange Ratio, provided that if the exercise price resulting from such division includes a fractional cent, the exercise price shall be rounded up to the nearest cent.

Ex.1.1-6

2.8	Withholding Rights.

The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Plan of Merger to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign Tax (as defined in the Agreement) law. The Continuing Corporation will be entitled to deduct and withhold from any amounts payable by it pursuant to Article 2 of this Plan of Merger to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority by the Exchange Agent or by the Continuing Corporation, such amounts withheld will be treated for all purposes of this Plan of Merger as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent or the Continuing Corporation, respectively.

2.9	Appraisal Rights.

In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of XBKS Common Stock in connection with the Merger or any other transactions contemplated by the Merger Agreement.

ARTICLE 10ARTICLE 3

Articles of Incorporation and Bylaws of the Continuing Corporation

As of the Effective Time, the Articles of Incorporation and Bylaws of UBSH, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation and Bylaws of the Continuing Corporation until thereafter amended in accordance with the provisions thereof and applicable law.

ARTICLE 4

Amendment

This Plan of Merger may be amended by the Board of Directors of UBSH and XBKS at any time prior to the Effective Time, whether before or after receipt of the XBKS Shareholder Approval (as defined in the Agreement and Plan of Reorganization dated May     , 2017 by and between UBSH and XBKS (the “Agreement”)) and the UBSH Shareholder Approval (as defined in the Agreement), provided, however, that after either such approval has been obtained, there shall be made no amendment that by applicable law would require further approval by the holders of UBSH Common Stock or XBKS Common Stock, including to effect any of the changes listed in Section 13.1-716E of the VSCA.

Ex.1.1-7

ARTICLE 5

Abandonment

At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Agreement, without further shareholder action in the manner determined by the Boards of Directors of UBSH and XBKS. Written notice of such abandonment shall be filed with the SCC prior to the Effective Time.

Ex.1.1-8

Exhibit 1.5(a)

Form of Bank Merger Agreement

See attached.

Exhibit 1.5(a)

AGREEMENT AND PLAN OF MERGER OF

Xenith Bank

WITH AND INTO

union bank and trust

This Agreement and Plan of Merger (this “Bank Merger Agreement”), dated as of [●], is by and between Union Bank and Trust, Richmond, Virginia (“Union Bank”) and Xenith Bank, Richmond, Virginia (“Xenith Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Reorganization (the “Parent Merger Agreement”), dated as of May [●], 2017, between Union Bankshares Corporation (“UBSH”) and Xenith Bankshares, Inc. (“XBKS”).

WHEREAS, Xenith Bank is a Virginia chartered banking corporation and a wholly owned subsidiary of XBKS with its principal office at 901 E. Cary Street, Richmond, Virginia 23219, with an authorized capitalization of 40,000,000 shares of common stock, par value $0.0625 per share (“Xenith Bank Capital Stock”), of which 1 share is issued and outstanding; and

WHEREAS, Union Bank is a Virginia chartered banking corporation and a wholly owned subsidiary of UBSH with its principal office at 1051 East Cary Street, Richmond, Virginia 23219, with an authorized capitalization of [●] shares of common stock, par value $[●] per share, of which [●] shares are issued and outstanding; and

WHEREAS, UBSH and XBKS have entered into the Parent Merger Agreement, pursuant to which XBKS will merge with and into UBSH, with UBSH surviving (the “Parent Merger”); and

WHEREAS, Union Bank and Xenith Bank desire to merge on the terms and conditions herein provided following the Effective Time of the Parent Merger, and each of the Boards of Directors of Union Bank and Xenith Bank has determined that the Bank Merger (as defined herein) is in the best interests of its respective bank, has approved the Bank Merger and has authorized its respective bank to enter into this Bank Merger Agreement and adopt the Plan of Merger in substantially the form attached hereto as Exhibit A (the “Plan of Merger”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.    The Bank Merger. Subject to the terms and conditions of the Parent Merger Agreement and this Bank Merger Agreement, at the Effective Time (as defined herein), Xenith Bank shall merge with and into Union Bank pursuant to the Plan of Merger (the “Bank Merger”) under the laws of the Commonwealth of Virginia and with the effect set forth in Section 6.2-822C of the Virginia Banking Act and Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). Union Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”) pursuant to Section 6.2-822 of the Virginia Banking Act. The parties shall file Articles of Merger meeting the requirements of Section 13.1-720 of the VSCA (the “Articles of Merger”) with the Virginia State Corporation Commission (the “SCC”).

Ex. 1.5(a)-1

2.    Effects of the Bank Merger. Upon consummation of the Bank Merger, and in addition to the effects set forth in Section 6.2-822C of the Virginia Banking Act and Section 13.1-721of the VSCA and the provisions of other applicable law:

(i)    The separate existence of Xenith Bank shall cease, and the Surviving Bank shall continue its existence under the laws of the Commonwealth of Virginia as a Virginia-chartered banking corporation. At the Effective Time, the Surviving Bank shall be considered the same business and corporate entity as Xenith Bank and Union Bank with all the rights, powers and duties of each of Xenith Bank and Union Bank[; provided, however, that the Surviving Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Surviving Bank by the Virginia Code or applicable regulations];

(ii)    All assets, interests, rights and appointments of Xenith Bank and Union Bank as they exist immediately prior to the Effective Time (as defined herein) shall pass to and vest in the Surviving Bank without any conveyance or other transfer; and

(iii)    The Surviving Bank shall be responsible for all the liabilities and obligations of every kind and description of Xenith Bank and Union Bank.

3.    Closing; Effective Time. The closing of the Bank Merger will take place immediately following the Parent Merger or at such other time and date following the Effective Time as UBSH may determine in its sole discretion (but subject in all respects to Section 1.5 of the Parent Merger Agreement), but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Bank Merger Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, at such place as is agreed by Xenith Bank and Union Bank. Subject to applicable law, the Bank Merger shall become effective (such date and time, the “Bank Effective Time”) upon the issuance of a certificate of merger by the Virginia State Corporation Commission (the “SCC”), or at such later time as may be specified by mutual agreement of the parties in the certificate of merger issued by the SCC.

4.    Articles of Incorporation; Bylaws. The articles of incorporation and bylaws of Union Bank in effect immediately prior to the Bank Effective Time shall be the articles of incorporation and bylaws of the Surviving Bank, in each case until altered, amended or repealed in accordance with their terms and applicable law.

5.    Corporate Title; Offices. The name of the Surviving Bank shall be “Union Bank and Trust.” The business of the Surviving Bank shall be that of a Virginia chartered banking corporation. The headquarters and principal executive offices of the Surviving Bank shall be in Richmond, Virginia. The business of the Surviving Bank shall be conducted at such headquarters and principal executive offices, at all duly authorized and operating branches of Union Bank and Xenith Bank as of the Bank Effective Time, and at all other offices and facilities of Union Bank and Xenith Bank established as of the Bank Effective Time.

6.    Directors and Executive Officers. The directors of the Surviving Bank shall be as set forth in the Parent Merger Agreement, and as applicable shall serve the terms set forth in

Ex. 1.5(a)-2

the Parent Merger Agreement. The officers of Union Bank immediately prior to the Bank Effective Time shall constitute the offers of the Surviving Bank immediately following the Bank Effective Time. All officers of the Surviving Bank shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the Board of Directors of the of the Surviving Bank or an appropriately authorized committee thereof.

7.    Effect on Shares of Capital Stock. Each share of Union Bank common stock issued and outstanding immediately prior to the Bank Effective Time shall be unaffected by the Bank Merger and shall remain issued and outstanding. At the Bank Effective Time, by virtue of the Bank Merger and without any action on the part of any holder of any capital stock of Xenith Bank, each share of Xenith Bank capital stock issued and outstanding prior to the Bank Merger shall be automatically cancelled and no cash, new shares of capital stock, or other property shall be delivered in exchange therefor. At and after the Bank Effective Time, certificates evidencing shares of Xenith Bank Capital Stock shall not evidence any interest in Xenith Bank or the Surviving Bank. The stock transfer book of Xenith Bank shall be closed as of the Bank Effective Time and, thereafter, no transfer of any shares of Xenith Bank capital stock shall be recorded therein.

8.    Conditions Precedent. The Bank Merger and the obligations of the parties under this Bank Merger Agreement, including to consummate the Bank Merger, shall be subject to the fulfillment or written waiver of each of the following conditions prior to the Bank Effective Time:

(i)    This Bank Merger Agreement has been approved by UBSH as the sole shareholder of Union Bank and XBKS as the sole shareholder of Xenith Bank at meetings of shareholders duly called and held or by written consent or consents in lieu thereof;

(ii)    Approvals of the Bank Merger shall have been obtained from the SCC, including the Bureau of Financial Institutions, and the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank acting pursuant to delegated authority), and shall be in full force and effect, and all related waiting periods shall have expired, and all material consents, approvals, permissions and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired;

(iii)    The Parent Merger shall have been consummated in accordance with the terms of the Parent Merger Agreement at or before the Bank Effective Time; and

(iv)    No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.

9.    Covenants. From the date of this Bank Merger Agreement to the Bank Effective Time, Union Bank and Xenith Bank agree to use all reasonable best efforts to take, or cause to be

Ex. 1.5(a)-3

taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement. Without limiting the generality of the foregoing, Union Bank and Xenith Bank shall proceed expeditiously and in accordance with Section 5.6 of the Parent Merger Agreement and cooperate fully in the preparation and submission of such applications or other filings for the Bank Merger with the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank acting pursuant to delegated authority) and the Virginia Bureau of Financial Institutions as may be required by applicable laws and regulations.

10.    Additional Actions. If, at any time after the Bank Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Xenith Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, Xenith Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank and its proper officers and directors an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of Xenith Bank or otherwise to take any and all such action.

11.    Authorization; Binding Effect. Each of the parties hereto represents and warrants that this Bank Merger Agreement has been duly authorized, executed and delivered by such party and, assuming the due authorization, execution and delivery by all other parties to this Bank Merger Agreement, constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

12.    Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Union Bank and Xenith Bank at any time prior to the Bank Effective Time.

13.    Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party

14.    Assignment. This Bank Merger Agreement may not be assigned by either Union Bank or Xenith Bank (whether by operation of law or otherwise) without the prior written consent of the other.

15.    Termination. This Bank Merger Agreement may be terminated by written mutual agreement of Union Bank and Xenith Bank at any time prior to the Bank Effective Time, and in any event shall terminate upon the termination of the Parent Merger Agreement in accordance with its terms.

Ex. 1.5(a)-4

16.    Governing Law. This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to agreements made and to be performed wholly within such state,.

17.    Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

[Signature Page Follows.]

Ex. 1.5(a)-5

IN WITNESS WHEREOF, each of the parties hereto has caused this Plan of Merger to be executed on its behalf by their duly authorized officers, as of the day and year first above written.

UNION BANK AND TRUST

By:
Name:
Title:

XENITH BANK

By:
Name:
Title:

[Signature Page to Bank Merger Agreement]

Ex. 1.5(a)-6

Exhibit 6.2(d)

Form of Xenith Voting Agreement

See attached.

EXHIBIT 6.2(d)

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”), dated as of May 19, 2017 by and among Union Bankshares Corporation, a Virginia Corporation (“Union”), Xenith Bankshares, Inc., a Virginia corporation (“Xenith”), and the undersigned (the “Shareholder”).

WHEREAS, in order to induce Union and Xenith to enter into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), by and between Union and Xenith, Union and Xenith have requested Shareholder, and Shareholder has agreed, to enter into this Agreement with respect to all Shares of common stock, par value $0.01 per share, of Xenith (“Xenith Common Stock”) that such Shareholder beneficially owns and has voting power with respect to (the “Shares”) (as used herein, the term “Shares” shall mean (i) all shares of Xenith Common Stock or other capital stock or securities of Xenith beneficially owned by the Shareholder as of the date of this Agreement over which the Shareholder has voting power, and (ii) all additional shares of common stock or other capital stock or securities of Xenith of which the Shareholder acquires beneficial ownership and voting power during the period commencing on the execution and delivery of this Agreement until termination of this Agreement in accordance with Section 6.2 hereof); and

WHEREAS, the Shareholder and Xenith are parties to the investor or shareholder agreements listed on Schedule A hereto (each, an “Investor Agreement”), and Shareholder, Union and Xenith desire to terminate each Investor Agreement effective upon the effective time of the Merger (the “Effective Time”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

GRANT OF PROXY; VOTING AGREEMENT

Section 1.1    Voting Agreement. Shareholder hereby agrees to vote or exercise its right to consent with respect to all Shares that Shareholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Merger Agreement, the Merger, the Plan of Merger and all agreements related to the Merger and any actions related thereto (including any adjournment proposal and advisory, non-binding compensation proposal set forth in the Joint Proxy Statement and submitted to the shareholders of Xenith in connection with the Merger) at any meeting of the shareholders of Xenith, and at any adjournment thereof, at which such Merger Agreement, Merger, Plan of Merger and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of Xenith. Shareholder hereby agrees that, for so long as this Agreement is in effect, it will not vote any Shares in favor of, or consent to, and will vote such Shares against and not consent to, the approval of any (i) Acquisition Proposal, (ii) corporate action the consummation of which would reasonably be expected to frustrate the purposes, or prevent or materially delay the consummation of, the transactions contemplated by the Merger Agreement, (iii) any corporate action the consummation of which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Xenith under the Merger Agreement, or (iv) other matter relating to, or in connection with, any of the foregoing matters.

Ex. 6.2(d)-1

Section 1.2    Proxy. Shareholder hereby revokes any and all previous proxies granted with respect to Shareholder’s Shares. By entering into this Agreement, Shareholder hereby grants a revocable proxy appointing Union as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.1 above as Union or its proxy or substitute shall, in Union’s sole discretion, deem proper with respect to Shareholder’s Shares. The proxy granted by Shareholder pursuant to this Article 1 is revocable and is granted in consideration of Union entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

Section 1.3    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Union any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain and belong to the Shareholder, and Union shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Xenith, and Union shall have no power or authority to direct the Shareholder in the voting of any of the Shares, except as set forth in Section 1.2 or as otherwise expressly provided herein.

Section 1.4    Other Agreements. Prior to the termination of this Agreement in accordance with Section 6.2 hereof, Shareholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with this Article 1.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

Shareholder represents and warrants to each of Union and Xenith that:

Section 2.1    Authorization. Shareholder has duly executed and delivered this Agreement and the execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby are within the powers and legal capacity of Shareholder and have been duly authorized by all necessary action. Assuming due authorization, execution and delivery by each of Union and Xenith, this Agreement is a valid and binding agreement of Shareholder enforceable against Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by the applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

Section 2.2    Non-Contravention. The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any law, rule, regulation, judgment, injunction, order or decree applicable to or binding upon the Shareholder, (ii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or

Ex. 6.2(d)-2

acceleration or to a loss of any benefit to which Shareholder is entitled under any provision of any agreement or other instrument binding on Shareholder or (iii) result in the imposition of any lien on any asset of Shareholder.

Section 2.3    Ownership of Shares. Shareholder is the record or beneficial owner of, and has the right to vote, Shareholder’s Shares, free and clear of any lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such Shares), other than any restrictions imposed by applicable securities laws or agreements in effect as of the date hereof (including each Investor Agreement and other than as described on Schedule B), which have previously been made available to Union. Shareholder’s Shares are listed on Schedule B hereto and none of Shareholder’s Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares, other than the Investor Agreements.

Section 2.4    Total Shares. Except for the Shares and the options, restricted stock units and warrants to acquire Shares owned as of the date hereof or hereafter acquired, such Shareholder does not beneficially own or have voting power with respect to any (i) shares of capital stock or voting securities of Xenith, (ii) securities of Xenith convertible into or exchangeable for shares of capital stock or voting securities of Xenith or (iii) options, restricted stock units, or other rights to acquire from Xenith any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Xenith.

Section 2.5    Finder’s Fees. Except as provided in the Merger Agreement, no investment banker, broker, finder or financial advisor is entitled to any fees, commissions or finder’s fees from Xenith in connection with this Agreement or the Merger Agreement as a result of any arrangement or agreement made by or on behalf of Shareholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF XENITH AND UNION

Each of Xenith and Union individually represents and warrants to Shareholder that:

Section 3.1    Valid Existence; Authorization. It is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended. It has the corporate power and authority to carry on its business as it is now being conducted. It has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by its Board of Directors. This Agreement has been duly and validly executed and delivered by it and (assuming the due authorization, execution and delivery hereof by each other party to this Agreement) constitutes a valid and binding agreement, enforceable against it in accordance with the Agreement’s terms (except in all cases as such enforceability may be limited by the applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

Ex. 6.2(d)-3

Section 3.2    Non-Contravention. Its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which it is entitled under any provision of any agreement or other instrument binding on it or (iii) result in the imposition of any lien on any of its assets.

ARTICLE 4

COVENANTS OF THE SHAREHOLDER

Shareholder hereby covenants and agrees that so long as this Agreement is in effect:

Section 4.1    No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, Shareholder shall not, without the prior written consent of Union, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of Shareholder’s Shares relating to the matters set forth in Section 1.1, (ii) revoke the proxy granted pursuant to Section 1.2 except upon termination of this Agreement or (iii) Transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer, encumbrance or other disposition of, any Shares, prior to the termination of this Agreement. As used herein, the term “Transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the gift or other disposition of such security or any right, title or interest therein (including, but not limited to, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, in each case, excluding Transfers by operation of law or to an affiliate, in any such case where the transferee agrees in writing to be bound by the obligations and restrictions set forth in this Agreement.

Section 4.2    Stop Transfer. Shareholder agrees with, and covenants to, Union that Shareholder will not request that Xenith register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such Transfer is made in compliance with this Agreement.

Section 4.3    Lock-up Following the Effective Time.

(a)    Shareholder agrees that, during the sixty (60) days following the Effective Time (the “Lock-up Period”), Shareholder will not, without the prior written consent of Union, which consent Union may withhold in its sole discretion:

i.    Transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer, encumbrance or other disposition of any shares of common stock, par value $1.33 per share, of Union (“Union Common Stock” and such shares, “Union Shares”);

Ex. 6.2(d)-4

ii.    enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of Union Shares, regardless of whether any such transaction is to be settled in securities, in cash or otherwise; or

iii.    publicly announce any intention to do any of the foregoing.

provided, however, that communications made by the Shareholder to the Shareholder’s limited partners and other investors shall be deemed not to contravene this clause (iii); provided, further, that nothing in this Agreement shall restrict the Shareholder from complying with its obligations under the Exchange Act.

(b)    The provisions of Section 4.3(a) will not apply to the issuance of Union Shares to Shareholder in accordance with the terms of the Merger Agreement, but will apply following the Merger to any Union Shares acquired by Shareholder pursuant to the Merger.

(c)    Shareholder agrees that the provisions of Section 4.3(a) and Section 4.3(b) shall be equally applicable to any Union Shares that Shareholder may purchase or otherwise acquire after the date of this Agreement.

(d)    The provisions of Section 4.3(a) will not apply to the distribution of Union Shares by Shareholder to any of its affiliates, limited partners or other investors for no consideration who agree in writing to be bound by the obligations and restrictions set forth in this Agreement.

(e)    Shareholder agrees that, during the Lock-Up Period, it will not, and that it will use its reasonable best efforts to prevent any affiliate of Shareholder from, directly or indirectly taking any action to cause or result in the stabilization or manipulation of the price of any security of Xenith or Union, including with respect to any security of Union to facilitate a sale of Union Shares following the Effective Time.

Section 4.4    Termination of Investor Agreement. Shareholder, Xenith and Union hereby agree that each Investor Agreement between Shareholder and Xenith shall, by virtue of the execution hereof and without any further action by Shareholder or Xenith, terminate automatically upon, and subject to the occurrence of, the Effective Time, provided that any indemnification obligations arising under such Investor Agreement prior to the Effective Time shall survive such termination in accordance with their terms. Xenith and Union each hereby waives any actual or alleged noncompliance by Shareholder with any provision of each Investor Agreement in respect of the cancellation contemplated by this Section 4.4, and Shareholder hereby waives any actual or alleged noncompliance by Xenith with any provision of each Investor Agreement in respect of the cancellation contemplated by this Section 4.4.

Section 4.5    Acquisition Proposals. In his, her or its capacity as a shareholder of Xenith, and not in his or her capacity as a director, officer or employee of Xenith, as applicable, Shareholder agrees that Shareholder will not, and will cause its officers and directors, and will instruct and use reasonable best efforts to cause its representatives and partners (if an entity) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to an Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with or otherwise

Ex. 6.2(d)-5

cooperate in any way with, any person in connection with any Acquisition Proposal or (iv) enter into any term sheet, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to and entered into in accordance with Section 5.5(b) of the Merger Agreement) relating to any Acquisition Proposal, in each case, except to the extent that Xenith is permitted to take such action pursuant to the Merger Agreement. Shareholder will and will cause its officers, directors, and will use Shareholder’s reasonable best efforts to cause its representatives and partners (if an entity) to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Union with respect to any Acquisition Proposal of Xenith. Shareholder will promptly (within twenty-four (24) hours) advise Union following Shareholder’s receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of the Acquisition Proposal), and will keep Union apprised of any related material developments, discussions and negotiations on a reasonably current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal, in each case to the extent Xenith has not previously notified Union. All references herein to an Acquisition Proposal shall refer to an Acquisition Proposal with respect to Xenith.

ARTICLE 5

REGISTRATION RIGHTS

Section 5.1    Registration Rights. Union shall, and the Shareholder may, at its option, enter into by no later than thirty (30) days following the Effective Time a registration rights agreement (the “Registration Rights Agreement”) among Union, the Shareholder and certain other shareholders of Union who have entered into a voting agreement with Union that is substantially identical to and of even date with the Agreement (Shareholder and such other shareholders, collectively, the “Institutional Shareholders”). The Registration Rights Agreement shall apply to up to all shares of Union Common Stock which the Institutional Shareholders, as of the Effective Time, own or have the right to receive pursuant to the terms of the Merger Agreement (the “Registrable Securities”). The Registration Rights Agreement shall contain customary terms and conditions, including, but not limited to the following: (i) an obligation of Union, upon the request of any of the Institutional Shareholders, at any time on and after the 20th Business Day prior to the expiration of the Lock-Up Period, to prepare and file a shelf registration statement with respect to the Registrable Securities (the “Registration Statement”), and to use its commercially reasonable efforts to keep the Registration Statement continuously effective for twelve (12) months following the effective date of the Registration Statement (such period, the “Registration Period”); (ii) demand rights for underwritten offerings of Registrable Securities under the Registration Statement, which rights may be exercised one (1) time by each Institutional Shareholder during the Registration Period upon the request of such Institutional Shareholder; (iii) lockup provisions; (iv) Union-initiated blackout periods; and (v) indemnification; provided that the foregoing provisions shall not prohibit or restrict the Shareholder from making a distribution of Registrable Securities at any time following the Lock-Up Period to any of its limited partners or other investors for no consideration. The Registration Rights Agreement shall also provide for the following: (a) all expenses of any registration and Registration Statement described in clause (i) above and in connection with any underwritten

Ex. 6.2(d)-6

offering described in clause (ii) above, including in both cases attorneys’ fees, shall be borne by Union; provided, however, that Union shall have no obligation with respect to any discounts, selling commissions, or stock transfer taxes applicable to the sale of Registrable Securities; (b) sales of Registrable Securities shall be conditioned such that any purchaser thereof (other than an underwriter or any investment bank or broker executing a block trade) shall not own more than 4.9% of the total Union Common Stock outstanding at the time of such sale; and (c) Union shall provide commercially reasonable assistance with any underwritten offering or unregistered block trades of Registrable Securities, including, but not limited to, making senior officers and representatives available for investor and diligence meetings and calls, provided Union is given reasonable notice of such meetings and calls and such meetings and calls are conducted in a manner that does not unreasonably interfere with the normal operation of Union’s business.

ARTICLE 6

MISCELLANEOUS

Section 6.1    Further Assurances. Union, Xenith and Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

Section 6.2    Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement and all obligations of the parties hereunder shall automatically terminate upon the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, or (c) any amendment to the Merger Agreement which reduces the consideration payable to the Shareholder or otherwise materially and adversely impacts the Shareholder; provided, however, that (i) this Article 6 and Section 1.3 hereof shall survive any such termination, and (ii) Sections 4.3 and 4.4 and Article 5 shall survive any such termination arising as a result of the Effective Time having occurred. Notwithstanding anything to the contrary set forth in this Agreement, in the event this Agreement is still in effect on the first anniversary date of this Agreement and the Effective Time has not occurred, Shareholder may transfer or distribute its Shares to its limited partners without any requirement that such limited partner agree to be bound by the obligations and restrictions set forth in this Agreement

Section 6.3    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.4    Successors and Assigns; Obligations of Shareholder. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise Transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except as permitted by Section 4.1.

Section 6.5    Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

Ex. 6.2(d)-7

Section 6.6    Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party to the Agreement shall have received counterparts hereof signed by each other party.

Section 6.7    Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6.8    Specific Performance; Injunctive Relief. The parties hereto agree that each party would suffer irreparable damage and that there will be no adequate remedy at law (including monetary damages) in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, injunctive relief and any other remedy to which they are entitled at law or in equity.

Section 6.9    Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

Section 6.10    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Union, to the appropriate address for notice thereto set forth in the Merger Agreement; (ii) if to Xenith, to the appropriate address for notice thereto set forth in the Merger Agreement; and (iii) if to Shareholder, to the appropriate address set forth on Schedule B hereto or such other address designated by Shareholder.

Section 6.11    Capacity. This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of Xenith, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of Xenith or its Subsidiaries or in any other capacity, and shall not limit or affect any actions taken by Shareholder in such other capacity.

Section 6.12    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,

Ex. 6.2(d)-8

(II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.12.

[Signatures on following page]

Ex. 6.2(d)-9

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

UNION BANKSHARES CORPORATION

By:
Name:
Title:

XENITH BANKSHARES, INC.

By:
Name:
Title:

SHAREHOLDER

[ ]

By:
Name:
Title:

Ex. 6.2(d)-10

Schedule A

List of Agreements between Shareholder and Xenith Bankshares, Inc.

Ex. 6.2(d)-11

Schedule B

Beneficial Ownership of Common Stock of Xenith Bankshares, Inc.

Address for Notice to Shareholder:

[●]

[ADDRESS]

[EMAIL]

Ex. 6.2(d)-12

Exhibit 6.2(e)

Form of Xenith Affiliate Agreement

See attached.

EXHIBIT 6.2(e)

AFFILIATE AGREEMENT

THIS AFFILIATE AGREEMENT (the “Agreement”), dated as of May 19, 2017, is by and among UNION BANKSHARES CORPORATION, a Virginia corporation (“UBSH”), XENITH BANKSHARES, INC., a Virginia corporation (“XBKS”), and the undersigned shareholder of XBKS (the “Shareholder”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, the Boards of Directors of UBSH and XBKS have approved a business combination of their companies through the merger (the “Merger”) of XBKS with and into UBSH pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of May 19, 2017, between UBSH and XBKS, and a related Plan of Merger (together referred to herein as the “Merger Agreement”);

WHEREAS, the Shareholder is the beneficial or registered owner of, and has the sole power to vote or direct the disposition of the number of shares of common stock, par value $0.01 per share, of XBKS (“XBKS Common Stock”) set forth opposite the Shareholder’s name on Schedule A hereto (such shares, together with all shares of XBKS Common Stock subsequently acquired by the Shareholder during the term of this Agreement and over which such Shareholder has the sole power to vote or direct the disposition, are referred to herein as the “Shares”); and

WHEREAS, as a condition and inducement to UBSH and XBKS entering into the Merger Agreement, the Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the merger consideration set forth in Article 2 of the Merger Agreement), the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Agreement to Vote; Revocable Proxy.

(a)    During the term of this Agreement and at such time as XBKS conducts the XBKS Shareholders Meeting, the Shareholder agrees to vote or cause to be voted all of the Shares, and to cause any holder of record of the Shares to vote all such Shares, in person or by proxy: (i) in favor of the Merger Agreement at the XBKS Shareholders Meeting; and (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of XBKS under the Merger Agreement or of the Shareholder under this Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of UBSH’s or XBKS’s conditions under the Merger Agreement.

(b)    Shareholder hereby revokes any and all previous proxies granted with respect to the Shareholder’s Shares. By entering into this Agreement, Shareholder hereby grants a

Ex. 6.2(e)-1

revocable proxy appointing UBSH as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1(a) above as UBSH or its proxy or substitute shall, in UBSH’s sole discretion, deem proper with respect to the Shareholder’s Shares. The proxy granted by Shareholder pursuant to this Section 1 is revocable and is granted in consideration of UBSH entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

2.    Covenants of Shareholder.

The Shareholder represents, warrants, covenants and/or agrees as follows:

(a)    Ownership. The Shareholder is the beneficial or registered owner of the Shares as set forth opposite the Shareholder’s name on Schedule A hereto. Except for the Shareholder’s Shares, the Shareholder is not the beneficial or registered owner of any other shares of XBKS Common Stock or rights to acquire shares of XBKS Common Stock and for which Shareholder has sole right and power to vote and/or dispose. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(b)    Restrictions on Transfer. During the term of this Agreement, the Shareholder will not sell, pledge, hypothecate, grant a security interest in, transfer or otherwise dispose of or encumber any of the Shares and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting the Shareholder’s Shares in accordance with Section 1 hereof) which would during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to, the transfer or voting of the Shares.

(c)    Authority. The Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder (including the revocable proxy described in Section 1(b) hereof). This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

(d)    No Breach. None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in Section 2(e) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shares are subject.

(e)    No Liens. The Shares and the certificates representing any of the Shares are now, and at all times during the term of this Agreement, will be, held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all pledges, liens, security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (each, a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Schedule B attached hereto.

Ex. 6.2(e)-2

(f)    Consents and Approvals. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require the Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(g)    Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of his or her affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of the Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby.

(h)    No Solicitation. During the term of this Agreement, the Shareholder shall not, nor shall he or she permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

(i)    Statements. Except in connection with a Change in XBKS Recommendation, the Shareholder shall not make any public statement, written or oral, to the effect that he or she does not support the Merger or that other shareholders of XBKS should not support the Merger.

3.    No Prior Proxies.

The Shareholder represents, warrants and covenants that any prior proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

4.    Certain Events.

The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of XBKS affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of XBKS issued to or acquired by the Shareholder.

5.    Capacity; Obligation to Vote.

(a)    Notwithstanding anything in this Agreement to the contrary, in the event that the Board of Directors of XBKS is permitted to engage in negotiations or discussions with any

Ex. 6.2(e)-3

person who made an unsolicited bona fide written Acquisition Proposal in accordance with Section 5.5 of the Merger Agreement, the Shareholder shall be permitted, at the request of the Board of Directors of XBKS, to respond to inquiries from, and discuss such Acquisition Proposal with, the Board of Directors of XBKS. With respect to the terms of this Agreement relating to the Shares, this Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shares and is not in any way intended to affect or prevent the exercise by the Shareholder of his or her responsibilities as a director or officer of XBKS, including actions permitted to be taken in compliance with Section 5.5 of the Merger Agreement. The term “Shares” shall not include any securities beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his or her fiduciary responsibility in respect of any such securities.

(b)    The parties hereto agree that, notwithstanding the provisions contained in Section 1 hereof, the Shareholder shall not be obligated to vote as required in Section 1 of this Agreement in the event that (i) UBSH is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement, or (ii) XBKS is otherwise entitled to terminate the Merger Agreement.

6.    Term; Termination.

The term of this Agreement shall commence on the date hereof. This Agreement shall terminate upon the earlier of (i) the Effective Time of the Merger, or (ii) termination of the Merger Agreement in accordance with Article 7 of the Merger Agreement. Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of the Shareholder, XBKS or UBSH, or their respective officers or directors, except that nothing in this Section 6 shall relieve any party hereto from any liability for breach of this Agreement before such termination.

7.    Stop Transfer Order.

In furtherance of this Agreement, as soon as practicable after the date hereof, the Shareholder shall hereby authorize and instruct XBKS to instruct its transfer agent to enter a stop transfer order with respect to all of Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof.

8.    Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each party hereto waives the posting of any bond or security in connection with any proceeding related thereto.

Ex. 6.2(e)-4

9.    Amendments.

This Agreement may not be modified, amended, altered or supplemented except by execution and delivery of a written agreement by the parties hereto.

10.    Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

11.    Notices.

All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service as follows: (i) with respect to XBKS or UBSH, the applicable address set forth in Section 8.4 of the Merger Agreement, and (ii) with respect to the Shareholder, at the address for the Shareholder shown on the records of XBKS.

12.    Benefit of Agreement; Assignment.

(a)    This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the parties hereto may not transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the other parties.

(b)    The parties hereto agree and designate Xenith Bank and Union Bank and Trust as third-party beneficiaries of this Agreement, with Xenith Bank and Union Bank and Trust each having the right to enforce the terms hereof.

13.    Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

14.    Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signatures on following page]

Ex. 6.2(e)-5

IN WITNESS WHEREOF, Union Bankshares Corporation, Xenith Bankshares, Inc. and the Shareholder have caused this Agreement to be duly executed as of the date and year first above written.

UNION BANKSHARES CORPORATION

By:
Name:
Title:

XENITH BANKSHARES, INC.

By:
Name:
Title:

SHAREHOLDER

Ex. 6.2(e)-6

SCHEDULE A

Number of Shares

Ex. 6.2(e)-7

SCHEDULE B

Liens

None

Ex. 6.2(e)-8

Exhibit 6.3(d)

Form of Union Affiliate Agreement

See attached.

EXHIBIT 6.3(d)

AFFILIATE AGREEMENT

THIS AFFILIATE AGREEMENT (the “Agreement”), dated as of May 19, 2017, is by and among UNION BANKSHARES CORPORATION, a Virginia corporation (“UBSH”), XENITH BANKSHARES, INC., a Virginia corporation (“XBKS”), and the undersigned shareholder of UBSH (the “Shareholder”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, the Boards of Directors of UBSH and XBKS have approved a business combination of their companies through the merger (the “Merger”) of XBKS with and into UBSH pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of May 19, 2017, between UBSH and XBKS, and a related Plan of Merger (together referred to herein as the “Merger Agreement”);

WHEREAS, the Shareholder is the beneficial or registered owner of, and has the sole power to vote or direct the disposition of the number of shares of common stock, par value $1.33 per share, of UBSH (“UBSH Common Stock”) set forth opposite the Shareholder’s name on Schedule A hereto (such shares, together with all shares of UBSH Common Stock subsequently acquired by the Shareholder during the term of this Agreement and over which such Shareholder has the sole power to vote or direct the disposition, are referred to herein as the “Shares”); and

WHEREAS, as a condition and inducement to XBKS and UBSH entering into the Merger Agreement, the Shareholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the merger consideration set forth in Article 2 of the Merger Agreement), the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Agreement to Vote; Revocable Proxy.

(a)    During the term of this Agreement and at such time as UBSH conducts the UBSH Shareholders Meeting, the Shareholder agrees to vote or cause to be voted all of the Shares, and to cause any holder of record of the Shares to vote all such Shares, in person or by proxy: (i) in favor of the Merger Agreement at the UBSH Shareholders Meeting; and (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of UBSH under the Merger Agreement or of the Shareholder under this Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of XBKS’s or UBSH’s conditions under the Merger Agreement.

Ex. 6.3(d)-1

(b)    Shareholder hereby revokes any and all previous proxies granted with respect to the Shareholder’s Shares. By entering into this Agreement, Shareholder hereby grants a revocable proxy appointing XBKS as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1(a) above as XBKS or its proxy or substitute shall, in XBKS’s sole discretion, deem proper with respect to the Shareholder’s Shares. The proxy granted by Shareholder pursuant to this Section 1 is revocable and is granted in consideration of XBKS entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

2.    Covenants of Shareholder.

The Shareholder represents, warrants, covenants and/or agrees as follows:

(a)    Ownership. The Shareholder is the beneficial or registered owner of the Shares as set forth opposite the Shareholder’s name on Schedule A hereto. Except for the Shareholder’s Shares, the Shareholder is not the beneficial or registered owner of any other shares of UBSH Common Stock or rights to acquire shares of UBSH Common Stock and for which Shareholder has sole right and power to vote and/or dispose. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(b)    Restrictions on Transfer. During the term of this Agreement, the Shareholder will not sell, pledge, hypothecate, grant a security interest in, transfer or otherwise dispose of or encumber any of the Shares and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting the Shareholder’s Shares in accordance with Section 1 hereof) which would during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to, the transfer or voting of the Shares.

(c)    Authority. The Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder (including the revocable proxy described in Section 1(b) hereof). This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

(d)    No Breach. None of the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, loan and credit arrangements, Liens (as defined in Section 2(e) below), trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shares are subject.

(e)    No Liens. The Shares and the certificates representing any of the Shares are now, and at all times during the term of this Agreement, will be, held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all pledges, liens,

Ex. 6.3(d)-2

security interests, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever (each, a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Schedule B attached hereto.

(f)    Consents and Approvals. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require the Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(g)    Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of his or her affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of the Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby.

(h)    No Solicitation. During the term of this Agreement, the Shareholder shall not, nor shall he or she permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

(i)    Statements. Except in connection with a Change in UBSH Recommendation, the Shareholder shall not make any public statement, written or oral, to the effect that he or she does not support the Merger or that other shareholders of UBSH should not support the Merger.

3.    No Prior Proxies.

The Shareholder represents, warrants and covenants that any prior proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.

4.    Certain Events.

The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of UBSH affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of UBSH issued to or acquired by the Shareholder.

Ex. 6.3(d)-3

5.    Capacity; Obligation to Vote.

(a)    Notwithstanding anything in this Agreement to the contrary, in the event that the Board of Directors of UBSH is permitted to engage in negotiations or discussions with any person who made an unsolicited bona fide written Acquisition Proposal in accordance with Section 5.5 of the Merger Agreement, the Shareholder shall be permitted, at the request of the Board of Directors of UBSH, to respond to inquiries from, and discuss such Acquisition Proposal with, the Board of Directors of UBSH. With respect to the terms of this Agreement relating to the Shares, this Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shares and is not in any way intended to affect or prevent the exercise by the Shareholder of his or her responsibilities as a director or officer of UBSH, including actions permitted to be taken in compliance with Section 5.5 of the Merger Agreement. The term “Shares” shall not include any securities beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his or her fiduciary responsibility in respect of any such securities.

(b)    The parties hereto agree that, notwithstanding the provisions contained in Section 1 hereof, the Shareholder shall not be obligated to vote as required in Section 1 of this Agreement in the event that (i) XBKS is in material default with respect to any covenant, representation, warranty or agreement with respect to it contained in the Merger Agreement, or (ii) UBSH is otherwise entitled to terminate the Merger Agreement.

6.    Term; Termination.

The term of this Agreement shall commence on the date hereof. This Agreement shall terminate upon the earlier of (i) the Effective Time of the Merger, or (ii) termination of the Merger Agreement in accordance with Article 7 of the Merger Agreement. Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of the Shareholder, UBSH or XBKS, or their respective officers or directors, except that nothing in this Section 6 shall relieve any party hereto from any liability for breach of this Agreement before such termination.

7.    Stop Transfer Order.

In furtherance of this Agreement, as soon as practicable after the date hereof, the Shareholder shall hereby authorize and instruct UBSH to instruct its transfer agent to enter a stop transfer order with respect to all of Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof.

8.    Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. Each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity. Each party hereto waives the posting of any bond or security in connection with any proceeding related thereto.

Ex. 6.3(d)-4

9.    Amendments.

This Agreement may not be modified, amended, altered or supplemented except by execution and delivery of a written agreement by the parties hereto.

10.    Governing Law.

This Agreement shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

11.    Notices.

All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service as follows: (i) with respect to UBSH or XBKS, the applicable address set forth in Section 8.4 of the Merger Agreement, and (ii) with respect to the Shareholder, at the address for the Shareholder shown on the records of UBSH.

12.    Benefit of Agreement; Assignment.

(a)    This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that the parties hereto may not transfer or assign any of their respective rights or obligations hereunder without the prior written consent of the other parties.

(b)    The parties hereto agree and designate Xenith Bank and Union Bank and Trust as third-party beneficiaries of this Agreement, with Xenith Bank and Union Bank and Trust each having the right to enforce the terms hereof.

13.    Counterparts.

This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

14.    Severability.

In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

[Signatures on following page]

Ex. 6.3(d)-5

IN WITNESS WHEREOF, Union Bankshares Corporation, Xenith Bankshares, Inc. and the Shareholder have caused this Agreement to be duly executed as of the date and year first above written.

UNION BANKSHARES CORPORATION

By:
Name:
Title:

XENITH BANKSHARES, INC.

By:
Name:
Title:

SHAREHOLDER

Ex. 6.3(d)-6

SCHEDULE A

Number of Shares

Ex. 6.3(d)-7

SCHEDULE B

Liens

None

Ex. 6.3(d)-8